Exhibit 99.1

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018

News Release

FOR IMMEDIATE RELEASE	October 16, 2012

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President & Chief Executive Officer

David A. Dykstra, Senior Executive Vice President & Chief Operating Officer

(847) 939-9000

Web site address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS THIRD QUARTER 2012 NET INCOME OF $32.3 MILLION, AN INCREASE OF 26% FROM THE 2012 SECOND QUARTER AND 7% FROM THE 2011 THIRD QUARTER

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $32.3 million or $0.66 per diluted common share for the third quarter of 2012 compared to net income of $25.6 million or $0.52 per diluted common share for the second quarter of 2012 and $30.2 million or $0.65 per diluted common share for the third quarter of 2011.

Highlights compared with the Second Quarter of 2012:

•	Net interest income increased $4.3 million

•	Net interest margin declined by one basis point

•

11% annualized growth in total assets to $17.0 billion, despite a $361 million reduction as a result of the complete payoff of the borrowings related to the commercial premium finance receivable securitization

•	10% annualized growth in total loans to $11.5 billion, excluding covered loans and loans held for sale

•	24% annualized growth in total deposits to $13.8 billion, with non-interest bearing deposits continuing to grow

•	Decrease in total non-performing assets as a percentage of total assets to 1.09%, down from 1.17%, with an allowance coverage ratio of 95%

•

4% increase in tangible common book value per share to $28.93, up from $27.69, and an approximate 10% annual compound growth rate in tangible common book value per share over both the past five and ten year periods

•	Completed two FDIC-assisted bank acquisitions

•	Announced an agreement to acquire a bank

The Company’s total assets of $17.0 billion at September 30, 2012 increased $1.1 billion from September 30, 2011. Total deposits as of September 30, 2012 were $13.8 billion, an increase of $1.5 billion from September 30, 2011. Noninterest bearing deposits increased by $530.5 million or 33% since September 30, 2011, while NOW, wealth management, money market and savings deposits increased $1.2 billion or 21% during the same time period. Total time certificates of deposit at September 30, 2012 decreased $141,000 or 3% compared to September 30, 2011. Total loans, including loans held for sale but excluding covered loans, were $12.1 billion as of September 30, 2012, an increase of $1.6 billion over September 30, 2011.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Our reported third quarter net income of $32.3 million represents a 26% increase over the $25.6 million of net income reported in the second quarter of 2012 and a 7% increase over the $30.2 million of net income reported in the third quarter of 2011. Our reported net income increased to $81.1 million in the first nine months of 2012, a 39% increase over the $58.4 million of reported net income in the first nine months of 2011. Reported net income of $32.3 million for the third quarter of 2012 represents the highest level of quarterly net income ever reported by the Company. Additionally, the $81.1 million of net income for the first nine months of 2012 exceeds the highest level of net income ever reported by the Company for an entire twelve month calendar period. The third quarter of 2012 was highlighted by strong loan and deposit growth, continued improvement in our credit quality measures, stable net interest margin, the completion of two FDIC-assisted bank acquisitions and the announcement of one non-FDIC-assisted bank acquisition.”

Mr. Wehmer continued, “Total loans outstanding, excluding covered loans and loans held for sale, increased $287 million in the third quarter compared to the second quarter. Loan growth for the current quarter was strong in the commercial, commercial real-estate and commercial premium finance receivables portfolios. Commercial loans increased $98 million, commercial real-estate loans increased $33 million and commercial premium finance receivables increased $153 million in the third quarter. Funding of this loan growth was primarily through growth in deposits which increased $312 million from internal deposit growth and $485 million as a result of the two FDIC-assisted bank acquisitions.”

Mr. Wehmer further commented, “Pre-tax adjusted earnings continue to be strong, increasing to $68.9 million in the third quarter of 2012, a 20% increase over the third quarter of 2011. Net interest income increased $4.3 million during the third quarter as growth in average earning assets offset a one basis point decline in the net interest margin. The stable net interest margin occurred despite current economic conditions creating a challenging loan pricing environment.”

Commenting on credit quality, Mr. Wehmer noted, “The Company’s credit quality metrics improved in the third quarter of 2012. Net charge-offs remained at a level consistent with the prior quarter. Overall, the ratio of non-performing assets to total assets at the end of the third quarter improved to 1.09% down from 1.17% at the end of the second quarter of 2012. Our credit workout teams continue to make good progress on addressing total non-performing assets as we progress through this credit cycle.”

Turning to the future, Mr. Wehmer noted, “Declining asset yields with less ability to lower deposit rates, as a result of the current rate and economic environment, will continue to be a headwind for the net interest margin. Our pipeline for internal loan growth and external growth opportunities remains very strong. Growth of our earning asset base should offset potential negative impacts on our net interest margin to enable us to grow net interest income.”

In closing, Mr. Wehmer added, “Opportunities across all facets of our franchise, both organically and through acquisitions, continue to present themselves. Discipline in our approach to growth and our ability to leverage our existing expense infrastructure will allow us to expand where it makes the most sense. Growing franchise value, increasing tangible book value and increasing profitability remain our main objectives.”

The graphs below illustrate the growth in total assets, total loans excluding covered loans and loans held for sale, total deposits and tangible common book value per share over the most recent five quarters.

The graph below depicts trends in net income and pre-tax adjusted earnings over the most recent five quarters. See “Supplemental Financial Measures/Ratios” for additional information on pre-tax adjusted earnings.

Wintrust’s key operating measures and growth rates for the third quarter of 2012, as compared to the sequential and linked quarters are shown in the table below:

				% or (4) basis point (bp) change from 2nd Quarter 2012		% or basis point (bp) change from 3rd Quarter 2011
	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net income	$32,302	$25,595	$30,202	26%		7%
Net income per common share – diluted	$0.66	$0.52	$0.65	27%		2%
Pre-tax adjusted earnings (2)	$68,923	$68,841	$57,524	—%		20%
Net revenue (1)	$195,520	$179,205	$185,657	9%		5%
Net interest income	$132,575	$128,270	$118,410	3%		12%
Net interest margin (2)	3.50%	3.51%	3.37%	(1	) bp	13	bp
Net overhead ratio (2) (3)	1.47%	1.63%	1.00%	(16	) bp	47	bp
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.52%	1.46%	1.56%	6	bp	(4	) bp
Return on average assets	0.77%	0.63%	0.77%	14	bp	—	bp
Return on average common equity	7.57%	6.08%	7.94%	149	bp	(37	) bp

At end of period
Total assets	$17,018,592	$16,576,282	$15,914,804	11%		7%
Total loans, excluding loans held-for-sale, excluding covered loans	$11,489,900	$11,202,842	$10,272,711	10%		12%
Total loans, including loans held-for-sale, excluding covered loans	$12,059,885	$11,728,946	$10,485,747	11%		15%
Total deposits	$13,847,965	$13,057,581	$12,306,008	24%		13%
Total shareholders’ equity	$1,761,300	$1,722,074	$1,528,187	9%		15%

(1)	Net revenue is net interest income plus non-interest income.
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Information.”

Items Impacting Comparative Financial Results: Acquisitions and Capital

Acquisitions - completed in the past twelve months

On September 28, 2012, the Company’s wholly-owned subsidiary Old Plank Trail Community Bank, N.A. (“Old Plank Trail Bank”), acquired certain assets and liabilities and the banking operations of First United Bank of Crete, Illinois (“First United Bank”) in an FDIC-assisted transaction. First United Bank operated four locations in Illinois; one in Crete, two in Frankfort and one in Steger, as well as one location in St. John, Indiana.

On July 20, 2012, the Company’s wholly-owned subsidiary Hinsdale Bank and Trust Company (“Hinsdale Bank”), assumed the deposits and banking operations of Second Federal Savings and Loan Association of Chicago (“Second Federal”) in an FDIC-assisted transaction. Second Federal operated three locations in Illinois; two in Chicago (Brighton Park and Little Village neighborhoods) and one in Cicero.

On June 8, 2012, the Company, through its wholly-owned subsidiary Lake Forest Bank and Trust Company (“Lake Forest Bank”), completed its acquisition of Macquarie Premium Funding Inc., the Canadian insurance premium funding business of Macquarie Group. Through this transaction, Lake Forest Bank acquired approximately $213 million of gross premium finance receivables outstanding. The Company recorded goodwill of approximately $22 million on the acquisition.

On April 13, 2012, the Company’s wholly-owned subsidiary bank, Old Plank Trail Bank, completed its acquisition of a branch of Suburban Bank & Trust Company (“Suburban”) located in Orland Park, Illinois. Through this transaction, Old Plank Trail Bank acquired approximately $52 million of deposits and $3 million of loans. The Company recorded goodwill of $1.5 million on the branch acquisition.

On March 30, 2012, the Company’s wholly-owned subsidiary, The Chicago Trust Company, N.A. (“CTC”), completed its acquisition of the trust operations of Suburban. Through this transaction, CTC acquired trust accounts having assets under administration of approximately $160 million, in addition to land trust accounts and various other assets. The Company recorded goodwill of $1.8 million on the acquisition.

On February 10, 2012, the Company’ wholly-owned subsidiary, Barrington Bank and Trust Company, N.A. (“Barrington”), acquired certain assets and liabilities and the banking operations of Charter National Bank and Trust (“Charter National”) in an FDIC-assisted transaction. Charter National operated two locations: one in Hoffman Estates and one in Hanover Park.

On September 30, 2011, the Company completed its acquisition of Elgin State Bancorp, Inc. (“ESBI”). ESBI was the parent company of Elgin State Bank, which operated three banking locations in Elgin, Illinois. As part of the transaction, Elgin State Bank merged into the Company’s wholly-owned subsidiary bank, St. Charles Bank & Trust Company (“St. Charles”), and the three acquired banking locations are operating as branches of St. Charles under the brand name Elgin State Bank. Elgin State Bank had approximately $262 million in assets and $240 million in deposits as of the acquisition date, prior to purchase accounting adjustments. The Company recorded goodwill of approximately $5.0 million on the acquisition.

Summary of FDIC-assisted transactions in the past twelve months

• Old Plank Trail Bank assumed approximately $316 million of the outstanding deposits and approximately $310 million of assets of First United Bank on September 28, 2012, prior to purchase accounting adjustments. An estimated bargain purchase gain of $6.6 million was recognized on this transaction.

• Hinsdale Bank assumed approximately $169 million of the outstanding deposits and approximately $10 million of assets of Second Federal on July 20, 2012, prior to purchase accounting adjustments. An estimated bargain purchase gain of $43,000 was recognized on this transaction.

• Barrington assumed approximately $89 million of the outstanding deposits and approximately $94 million of assets of Charter National on February 10, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $785,000 was recognized on this transaction.

• Northbrook assumed approximately $887 million of the outstanding deposits and approximately $959 million of assets of First Chicago on July 8, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $27.4 million was recognized on this transaction.

Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. Additionally, the loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect to such assets in the loss share agreements. We refer to the loans subject to these loss-sharing agreements as “covered loans.” We use the term “covered assets” to refer to the total of covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.

Acquisitions – announced acquisitions

On September 18, 2012, the Company announced the signing of a definitive agreement to acquire HPK Financial Corporation (“HPK”). HPK is the parent company of Hyde Park Bank and Trust Company, an Illinois state bank, (“Hyde Park Bank”), which operates two banking locations in the Hyde Park neighborhood of Chicago, Illinois. As of June 30, 2012, Hyde Park Bank had approximately $390 million in assets and approximately $238 million in deposits. The Company expects that this acquisition will be completed in the fourth quarter of 2012.

Stock Offerings

In March 2012, the Company issued and sold 126,500 shares, or $126,500,000 aggregate liquidation preference, of Non-Cumulative Perpetual Convertible Preferred Stock, Series C (“Preferred Stock”) in an equity offering.

Capital Ratios

As of September 30, 2012, the Company’s estimated capital ratios were 13.5% for total risk-based capital, 12.3% for tier 1 risk-based capital and 10.2% for leverage, above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 7.4% at September 30, 2012. Assuming full conversion of both classes of preferred stock, the tangible common equity ratio was 8.4% at September 30, 2012.

In June, 2012, the U.S. banking regulators released notices of proposed rulemaking (the “NPRs”) that would substantially revise the current risk-based capital standards to reflect the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as the Basel III international capital standards. It is generally expected that once the proposed rulemakings are finalized, U.S. banks will be required to hold higher amounts of capital, especially common equity, relative to their risk-weighed assets. Under the current proposal, the calculations of risk-weighted assets would change. Risk-weighted assets would be calculated using new and expanded risk-weighting categories, applying a more risk sensitive treatment to certain “high volatility” commercial real estate loans, residential mortgage loans, past due and nonaccrual loans and unfunded commitments of less than one year. In addition, if adopted as proposed, the NPRs would change the capital requirements by, among other things, establishing a new capital standard consisting of common tier 1 capital, increasing the minimum capital ratios for certain existing capital categories and adding a required capital conservation buffer. Additionally, the proposed capital standards would phase-out trust preferred securities as a component of tier 1 capital over a ten-year period beginning January 1, 2013 (these securities would continue to qualify as a component of tier 2 capital). The Company has estimated that it would be “well-capitalized” if the fully phased-in capital requirements as proposed in the NPRs were adopted today. Until the proposals are finalized and the final implementation dates are determined, however, the impact of the final rules cannot be fully calculated with a high degree of certainty.

Financial Performance Overview – Third Quarter 2012

For the third quarter of 2012, net interest income totaled $132.6 million, an increase of $4.3 million as compared to the second quarter of 2012 and $14.2 million as compared to the third quarter of 2011. The increases in net interest income on both a sequential and linked quarter basis are the result of the following:

•	Net interest income increased $4.3 million in the third quarter of 2012 compared to the second quarter of 2012, due to:

•

Average earning assets for the third quarter of 2012 increased by $344 million compared to the second quarter of 2012. This was comprised of average loan growth, excluding covered loans, of $622 million partially offset by a decrease of $217 million in the average balance of liquidity management assets and a decrease of $62 million in the average balance of covered loans.

•

The growth in average total loans, excluding covered loans, included an increase of $112 million in commercial, $49 million in commercial real-estate, $135 million in U.S.-originated commercial premium finance receivables, $203 million in Canada-originated commercial premium finance receivables and $124 million in mortgages held for sale.

•

The earning asset growth of $344 million in the third quarter of 2012 offset a seven basis point decline in the yield on earning assets, creating an increase in total interest income of $2.5 million in the third quarter of 2012 compared to the second quarter of 2012.

•

Funding for the average earning asset growth of $344 million was provided by an increase in total average interest bearing liabilities of $139 million (an increase in interest-bearing deposits of $446 million partially offset by a decrease of $308 million of wholesale funding) and an increase of $205 million in the average balance of net free funds.

•

An eight basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $1.8 million reduction in interest expense in the third quarter of 2012 compared to the second quarter of 2012.

•

Combined, the increase in interest income of $2.5 million and the reduction of interest expense by $1.8 million created the $4.3 million increase in net interest income in the third quarter of 2012 compared to the second quarter of 2012.

•	Net interest income increased $14.2 million in the third quarter of 2012 compared to the third quarter of 2011, due to:

•

Average earning assets for the third quarter of 2012 increased by $1.1 billion compared to the third quarter of 2011. This was comprised of average loan growth, excluding covered loans, of $1.7 billion partially offset by a decrease of $518 million in the average balance of liquidity management assets and a decrease of $82 million in the average balance of covered loans.

•

The growth in average total loans, excluding covered loans, included an increase of $534 million in commercial loans, $260 million in commercial real-estate loans, $253 million in U.S.-originated commercial premium finance receivables, $247 million in Canadian-originated commercial premium finance receivables, $20 million in life premium finance receivables and $408 million in mortgages held for sale.

•

The average earning asset growth of $1.1 billion in the third quarter of 2012 offset a 23 basis point decline in the yield on earning assets, creating an increase in total interest income of $3.3 million in the third quarter of 2012 compared to the third quarter of 2011.

•

Funding for the average earning asset growth of $1.1 billion was provided by an increase in total average interest bearing liabilities of $291 million (an increase in interest-bearing deposits of $818 million partially offset by a decrease of $527 million of wholesale funding) and an increase of $832 million in the average balance of net free funds.

•

A 37 basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $10.9 million reduction in interest expense in the third quarter of 2012 compared to the third quarter of 2011.

•

Combined, the increase in interest income of $3.3 million and the reduction of interest expense by $10.9 million created the $14.2 million increase in net interest income in the third quarter of 2012 compared to the third quarter of 2011.

The net interest margin for the third quarter of 2012 was 3.50% compared to 3.51% in the second quarter of 2012 and 3.37% in the third quarter of 2011. The changes in net interest margin on both a sequential and linked quarter basis are the result of the following:

•	The net interest margin in the third quarter of 2012 declined by one basis point when compared to the second quarter of 2012, due to:

•	The yield on total average earning assets declined seven basis points while the rate on total average interest-bearing liabilities decreased eight basis points.

•	The contribution from net free funds declined by two basis points.

•	Combined, this caused the net interest margin to decline by one basis point in the third quarter of 2012 when compared to the second quarter of 2012.

•

The contribution from re-pricing retail deposits and maturing wholesale funding has diminished when compared to previous quarters. Pressure on the net interest margin will be more from the pricing/re-pricing of loan volumes as the low rate environment prohibits further declines in interest-bearing deposits of the same magnitude.

•	The net interest margin in the third quarter of 2012 increased by 13 basis points when compared to the third quarter of 2011, due to:

•	The yield on total average earning assets declined 23 basis points while the rate on total average interest-bearing liabilities decreased 37 basis points.

•	The contribution from net free funds declined by one basis point.

•	Combined, this caused the net interest margin to increase by 13 basis points in the third quarter of 2012 when compared to the third quarter of 2011.

Non-interest income totaled $62.9 million in the third quarter of 2012, increasing $12.0 million compared to the second quarter of 2012 and decreasing $4.3 million, or 6%, compared to the third quarter of 2011. The increase in the third quarter of 2012 compared to the second quarter of 2012 is primarily attributable to higher mortgage banking revenues and bargain purchase gains, partially offset by a decrease in gains on available-for-sale securities. The decrease in the third quarter of 2012 compared to the third quarter of 2011 was primarily attributable to lower bargain purchase gains and trading losses in the current quarter, partially offset by higher mortgage banking and wealth management revenues. Mortgage banking revenue increased $5.5 million when compared to the second quarter of 2012 and increased $16.7 million when compared to the third quarter of 2011. The increase in mortgage banking revenue resulted primarily from an increase in gains on sales of loans, which was driven by higher origination volumes in the current quarter due to a favorable mortgage interest rate environment. Loans sold to the secondary market were $1.1 billion in the third quarter of 2012 compared to $854 million in the second quarter of 2012 and $642 million in the third quarter of 2011 (see “Non-Interest Income” section later in this release for further detail).

Non-interest expense totaled $124.5 million in the third quarter of 2012, increasing $7.4 million compared to the second quarter of 2012 and increasing $18.2 million, or 17%, compared to the third quarter of 2011. The increase in the current quarter compared to the second quarter of 2012 was primarily attributable to a $7.1 million increase in salaries and employee benefits. Salaries and employee benefits expense increased primarily as a result of a $3.0 million increase related to the mortgage banking division which supported a record level of mortgage banking revenue, a $2.3 million increase in bonus and long-term incentive program accruals based upon the progress during the quarter towards achieving or exceeding the Company’s established goals and objectives and a $1.1 million increase in salaries caused by the impact of the acquisitions of the Canadian premium finance company and Second Federal.

Financial Performance Overview – First Nine Months of 2012

The net interest margin for the first nine months of 2012 was 3.52% compared to 3.41% in the first nine months of 2011. Average earnings assets for the first nine months of 2012 totaled $14.7 billion, an increase of $1.5 billion compared to the prior year period. This average earning asset growth is primarily a result of the $1.4 billion increase in average loans, excluding covered loans, and $165.2 million of average covered loan growth from the FDIC-assisted bank acquisitions partially offset by a $65.8 million decrease in liquidity management and other earning assets. The majority of the increase in average loans was comprised of increases of $529.8 million in commercial loans, $223.3 million in commercial real estate loans, $380.3 million in premium finance receivables and $287.5 million in residential real estate loans, partially offset by a $33.1 million decrease in home equity and all other loans. The average earning asset growth of $1.5 billion in the first nine months of 2012 compared to the prior year period was primarily funded by a $1.0 billion increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $585.6 million.

Non-interest income totaled $160.9 million in the first nine months of 2012, increasing $16.1 million, or 11%, compared to the first nine months of 2011. The change is primarily attributable to higher mortgage banking and wealth management revenues, partially offset by lower bargain purchase gains recorded during the current period relating to FDIC-assisted acquisitions than during the prior year comparable period. Mortgage banking revenue increased $36.4 million when compared to the first nine months of 2011. The increase in the first nine months of 2012 results primarily from an increase in gains on sales of loans, which in turn was driven by higher origination volumes due to a favorable mortgage interest rate environment in 2012. Loans sold to the secondary market were $2.7 billion in the first nine months of 2012 compared to $1.7 billion in the first nine months of 2011.

Non-interest expense totaled $359.5 million in the first nine months of 2012, increasing $57.9 million compared to the first nine months of 2011. The increase compared to the first nine months of 2011 was primarily attributable to a $41.4 million increase in salaries and employee benefits. Salaries and employee benefits expense increased primarily as a result of a $23.8 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue, a $13.5 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $4.1 million increase from employee benefits (primarily health plan and payroll taxes related) and the Company’s long-term incentive program.

Financial Performance Overview – Credit Quality

The ratio of non-performing assets to total assets decreased in the current quarter to 1.09% as compared 1.17% at June 30, 2012 and 1.45% at September 30, 2011. Non-performing assets, excluding covered assets, totaled $185.3 million at September 30, 2012, compared to $193.5 million at June 30, 2012 and $230.9 million at September 30, 2011.

Non-performing loans, excluding covered loans, totaled $117.9 million, or 1.03% of total loans, at September 30, 2012, compared to $120.9 million, or 1.08% of total loans, at June 30, 2012 and $134.0 million, or 1.30% of total loans, at September 30, 2011. OREO, excluding covered OREO, of $67.4 million at September 30, 2012 decreased $5.2 million compared to $72.6 million at June 30, 2012 and decreased $29.5 million compared to $96.9 million at September 30, 2011.

The provision for credit losses, excluding the provision for covered loan losses, totaled $18.2 million for the third quarter of 2012 compared to $18.4 million for the second quarter of 2012 and $28.3 million in the third quarter of 2011. Net charge-offs as a percentage of loans, excluding covered loans, for the third quarter of 2012 totaled 60 basis points on an annualized basis compared to 62 basis points on an annualized basis in the second quarter of 2012 and 105 basis points on an annualized basis in the third quarter of 2011. The third quarter of 2012 included an $8.5 million charge-off as a result of a note sale on a commercial real estate credit that was previously reported as a restructured loan. The third quarter of 2012 also included $5.0 million of partial recoveries of commercial real estate credits previously charged-off, primarily in 2009.

Excluding the allowance for covered loan losses, the allowance for credit losses at September 30, 2012 totaled $124.9 million, or 1.09% of total loans, compared to $124.8 million, or 1.11% of total loans, at June 30, 2012 and $132.1 million, or 1.29% of total loans, at September 30, 2011.

WINTRUST FINANCIAL CORPORATION

Selected Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Selected Financial Condition Data (at end of period):
Total assets	$17,018,592	$15,914,804
Total loans, excluding covered loans	11,489,900	10,272,711
Total deposits	13,847,965	12,306,008
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,761,300	1,528,187

Selected Statements of Income Data:
Net interest income	$132,575	$118,410	$386,740	$336,730
Net revenue (1)	195,520	185,657	547,643	481,516
Pre-tax adjusted earnings (2)	68,923	57,524	201,452	161,416
Net income	32,302	30,202	81,107	58,354
Net income per common share – Basic	$0.82	$0.82	$2.06	$1.57
Net income per common share – Diluted	$0.66	$0.65	$1.70	$1.26

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.50%	3.37%	3.52%	3.41%
Non-interest income to average assets	1.50%	1.72%	1.32%	1.33%
Non-interest expense to average assets	2.97%	2.72%	2.95%	2.77%
Net overhead ratio (2) (3)	1.47%	1.00%	1.63%	1.44%
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.52%	1.56%	1.52%	1.61%
Efficiency ratio (2) (4)	63.67%	57.21%	65.75%	62.67%
Efficiency ratio, based on pre-tax adjusted earnings (2) (4)	63.48%	63.69%	62.41%	63.36%
Return on average assets	0.77%	0.77%	0.67%	0.54%
Return on average common equity	7.57%	7.94%	6.53%	5.21%
Average total assets	$16,705,429	$15,526,427	$16,288,191	$14,549,696
Average total shareholders’ equity	1,736,740	1,507,717	1,665,874	1,468,808
Average loans to average deposits ratio (excluding covered loans)	89.3%	85.0%	88.6%	88.9%
Average loans to average deposits ratio (including covered loans)	93.8%	90.7%	93.6%	93.1%

Common Share Data at end of period:
Market price per common share	$37.57	$25.81
Book value per common share (2)	$37.25	$33.92
Tangible common book value per share (2)	$28.93	$26.47
Common shares outstanding	36,411,382	35,924,066

Other Data at end of period:(8)
Leverage Ratio (5)	10.2%	9.6%
Tier 1 capital to risk-weighted assets (5)	12.3%	11.9%
Total capital to risk-weighted assets (5)	13.5%	13.2%
Tangible common equity ratio (TCE) (2)(7)	7.4%	7.4%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.4%	7.7%
Allowance for credit losses (6)	$124,914	$132,051
Non-performing loans	$117,891	$133,976
Allowance for credit losses to total loans (6)	1.09%	1.29%
Non-performing loans to total loans	1.03%	1.30%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	7
Banking offices	109	99

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) September 30, 2012	December 31, 2011	(Unaudited) September 30, 2011
Assets
Cash and due from banks	$186,752	$148,012	$147,270
Federal funds sold and securities purchased under resale agreements	26,062	21,692	13,452
Interest-bearing deposits with other banks	934,430	749,287	1,101,353
Available-for-sale securities, at fair value	1,256,768	1,291,797	1,267,682
Trading account securities	635	2,490	297
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	80,687	100,434	99,749
Brokerage customer receivables	30,633	27,925	27,935
Mortgage loans held-for-sale, at fair value	548,300	306,838	204,081
Mortgage loans held-for-sale, at lower of cost or market	21,685	13,686	8,955
Loans, net of unearned income, excluding covered loans	11,489,900	10,521,377	10,272,711
Covered loans	657,525	651,368	680,075

Total loans	12,147,425	11,172,745	10,952,786
Less: Allowance for loan losses	112,287	110,381	118,649
Less: Allowance for covered loan losses	21,926	12,977	12,496

Net loans	12,013,212	11,049,387	10,821,641
Premises and equipment, net	461,905	431,512	412,478
FDIC indemnification asset	238,305	344,251	379,306
Accrued interest receivable and other assets	557,884	444,912	468,711
Trade date securities receivable	307,295	634,047	637,112
Goodwill	331,634	305,468	302,369
Other intangible assets	22,405	22,070	22,413

Total assets	$17,018,592	$15,893,808	$15,914,804

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,162,215	$1,785,433	1,631,709
Interest bearing	11,685,750	10,521,834	10,674,299

Total deposits	13,847,965	12,307,267	12,306,008
Notes payable	2,275	52,822	3,004
Federal Home Loan Bank advances	414,211	474,481	474,570
Other borrowings	380,975	443,753	448,082
Secured borrowings - owed to securitization investors	—	600,000	600,000
Subordinated notes	15,000	35,000	40,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	412	47	73,874
Accrued interest payable and other liabilities	346,961	187,412	191,586

Total liabilities	15,257,292	14,350,275	14,386,617

Shareholders’ Equity:
Preferred stock	176,371	49,768	49,736
Common stock	36,647	35,982	35,926
Surplus	1,018,417	1,001,316	997,854
Treasury stock	(7,490)	(112)	(68)
Retained earnings	527,550	459,457	441,268
Accumulated other comprehensive income (loss)	9,805	(2,878)	3,471

Total shareholders’equity	1,761,300	1,543,533	1,528,187

Total liabilities and shareholders’ equity	$17,018,592	$15,893,808	$15,914,804

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2012	2011	2012	2011
Interest income
Interest and fees on loans	$149,271	$140,543	$436,926	$409,424
Interest bearing deposits with banks	362	917	813	2,723
Federal funds sold and securities purchased under resale agreements	7	28	25	83
Securities	7,691	12,667	30,048	33,645
Trading account securities	3	15	22	38
Federal Home Loan Bank and Federal Reserve Bank stock	649	584	1,894	1,706
Brokerage customer receivables	218	197	650	557

Total interest income	158,201	154,951	470,378	448,176

Interest expense
Interest on deposits	16,794	21,893	52,097	68,253
Interest on Federal Home Loan Bank advances	2,817	4,166	9,268	12,134
Interest on notes payable and other borrowings	2,024	2,874	7,400	8,219
Interest on secured borrowings - owed to securitization investors	795	3,003	5,087	9,037
Interest on subordinated notes	67	168	362	574
Interest on junior subordinated debentures	3,129	4,437	9,424	13,229

Total interest expense	25,626	36,541	83,638	111,446

Net interest income	132,575	118,410	386,740	336,730
Provision for credit losses	18,799	29,290	56,890	83,821

Net interest income after provision for credit losses	113,776	89,120	329,850	252,909

Non-interest income
Wealth management	13,252	11,994	39,046	32,831
Mortgage banking	31,127	14,469	75,268	38,917
Service charges on deposit accounts	4,235	4,085	12,437	10,990
Gains on available-for-sale securities, net	409	225	2,334	1,483
Gain on bargain purchases, net	6,633	27,390	7,418	37,974
Trading (losses) gains, net	(998)	591	(1,780)	121
Other	8,287	8,493	26,180	22,470

Total non-interest income	62,945	67,247	160,903	144,786

Non-interest expense
Salaries and employee benefits	75,280	61,863	212,449	171,041
Equipment	5,888	4,501	16,754	13,174
Occupancy, net	8,024	7,512	23,814	20,789
Data processing	4,103	3,836	11,561	10,506
Advertising and marketing	2,528	2,119	6,713	5,173
Professional fees	4,653	5,085	12,104	13,164
Amortization of other intangible assets	1,078	970	3,216	2,363
FDIC insurance	3,549	3,100	10,383	10,899
OREO expenses, net	3,808	5,134	16,834	17,519
Other	15,637	12,201	45,664	37,008

Total non-interest expense	124,548	106,321	359,492	301,636

Income before taxes	52,173	50,046	131,261	96,059
Income tax expense	19,871	19,844	50,154	37,705

Net income	$32,302	$30,202	$81,107	$58,354

Preferred stock dividends and discount accretion	$2,616	$1,032	$6,477	$3,096

Net income applicable to common shares	$29,686	$29,170	$74,630	$55,258

Net income per common share - Basic	$0.82	$0.82	$2.06	$1.57

Net income per common share - Diluted	$0.66	$0.65	$1.70	$1.26

Cash dividends declared per common share	$0.09	$0.09	$0.18	$0.18

Weighted average common shares outstanding	36,381	35,550	36,305	35,152
Dilutive potential common shares	12,295	10,551	11,292	8,683

Average common shares and dilutive common shares	48,676	46,101	47,597	43,835

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and pre-tax adjusted earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Pre-tax adjusted earnings is a significant metric in assessing the Company’s operating performance. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items.

The net overhead ratio and the efficiency ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The net overhead ratio, based on pre-tax adjusted earnings, is calculated by netting total adjusted non-interest expense and total adjusted non-interest income, annualizing this amount, and dividing it by total average assets. Adjusted non-interest expense is calculated by subtracting OREO expenses, covered loan collection expense, defeasance cost and seasonal payroll tax fluctuation. Adjusted non-interest income is calculated by adding back the recourse obligation on loans previously sold and subtracting gains or adding back losses on investment partnerships, bargain purchase, trading and available-for-sale securities activity.

The efficiency ratio, based on pre-tax adjusted earnings, is calculated by dividing adjusted non-interest expense by adjusted taxable-equivalent net revenue. Adjusted taxable-equivalent net revenue is comprised of fully taxable equivalent net interest income and adjusted non-interest income.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
(Dollars and shares in thousands)	2012	2012	2012	2011	2011	2012	2011
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$158,201	$155,691	$156,486	$157,617	$154,951	$470,378	$448,176
Taxable-equivalent adjustment:
- Loans	148	135	134	132	100	417	326
- Liquidity management assets	352	333	329	320	313	1,014	904
- Other earning assets	1	3	3	2	6	7	11

Interest Income - FTE	$158,702	$156,162	$156,952	$158,071	$155,370	$471,816	$449,417
(B) Interest Expense (GAAP)	25,626	27,421	30,591	32,970	36,541	83,638	111,446

Net interest income - FTE	$133,076	$128,741	$126,361	$125,101	$118,829	$388,178	$337,971

(C) Net Interest Income (GAAP) (A minus B)	$132,575	$128,270	$125,895	$124,647	$118,410	$386,740	$336,730

(D) Net interest margin (GAAP)	3.49%	3.49%	3.54%	3.44%	3.36%	3.51%	3.40%
Net interest margin - FTE	3.50%	3.51%	3.55%	3.45%	3.37%	3.52%	3.41%

(E) Efficiency ratio (GAAP)	63.83%	65.80%	68.42%	70.17%	57.34%	65.92%	62.84%
Efficiency ratio - FTE	63.67%	65.63%	68.24%	69.99%	57.21%	65.75%	62.67%
Efficiency ratio - Based on pre-tax adjusted earnings	63.48%	61.38%	62.31%	64.76%	63.69%	62.41%	63.36%

(F) Net Overhead Ratio (GAAP)	1.47%	1.63%	1.80%	1.83%	1.00%	1.63%	1.44%
Net Overhead ratio - Based on pre-tax adjusted earnings	1.52%	1.46%	1.58%	1.62%	1.56%	1.52%	1.61%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,761,300	$1,722,074	$1,687,921	$1,543,533	$1,528,187
(G) Less: Preferred stock	(176,371)	(176,337)	(176,302)	(49,768)	(49,736)
Less: Intangible assets	(354,039)	(352,109)	(329,396)	(327,538)	(324,782)

(H) Total tangible common shareholders’ equity	$1,230,890	$1,193,628	$1,182,223	$1,166,227	$1,153,669

Total assets	$17,018,592	$16,576,282	$16,172,018	$15,893,808	$15,914,804
Less: Intangible assets	(354,039)	(352,109)	(329,396)	(327,538)	(324,782)

(I) Total tangible assets	$16,664,553	$16,224,173	$15,842,622	$15,566,270	$15,590,022

Tangible common equity ratio (H/I)	7.4%	7.4%	7.5%	7.5%	7.4%
Tangible common equity ratio, assuming full conversion of preferred stock ((H-G)/I)	8.4%	8.4%	8.6%	7.8%	7.7%

Calculation of Pre-Tax Adjusted Earnings
Income before taxes	$52,173	$41,329	$37,759	$31,974	$50,046	$131,261	$96,059
Add: Provision for credit losses	18,799	20,691	17,400	18,817	29,290	56,890	83,821
Add: OREO expenses, net	3,808	5,848	7,178	8,821	5,134	16,834	17,519
Add: Recourse obligation on loans previously sold	—	(36)	36	986	266	—	(547)
Add: Covered loan collection expense	1,201	1,323	1,399	944	336	3,923	1,887
Add: Defeasance cost	—	148	848	—	—	996	—
Add: Seasonal payroll tax fluctuation	(1,121)	(271)	2,265	(932)	(781)	873	932
Add: Loss on foreign currency remeasurement	825	—	—	—	—	825	—
Less: (Gain) loss from investment partnerships	(718)	(65)	(1,395)	(723)	1,439	(2,178)	1,323
Less: Gain on bargain purchases, net	(6,633)	55	(840)	—	(27,390)	(7,418)	(37,974)
Less: Trading losses (gains)	998	928	(146)	(216)	(591)	1,780	(121)
Less: Gains on available-for-sale securities, net	(409)	(1,109)	(816)	(309)	(225)	(2,334)	(1,483)

Pre-tax adjusted earnings	$68,923	$68,841	$63,688	$59,362	$57,524	$201,452	$161,416

Calculation of book value per share
Total shareholders’ equity	$1,761,300	$1,722,074	$1,687,921	$1,543,533	$1,528,187
Less: Preferred stock	(176,371)	(176,337)	(176,302)	(49,768)	(49,736)

(J) Total common equity	$1,584,929	$1,545,737	$1,511,619	$1,493,765	$1,478,451

Actual common shares outstanding	36,411	36,341	36,289	35,978	35,924
Add: TEU conversion shares	6,133	6,760	6,593	7,666	7,666

(K) Common shares used for book value calculation	42,544	43,101	42,882	43,644	43,590

Book value per share (J/K)	$37.25	$35.86	$35.25	$34.23	$33.92
Tangible common book value per share (H/K)	$28.93	$27.69	$27.57	$26.72	$26.47

LOANS

Loan Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	September 30, 2012	December 31, 2011	September 30, 2011	From (1) December 31, 2011	From September 30, 2011
Balance:
Commercial	$2,771,053	$2,498,313	$2,337,098	15%	19%
Commercial real-estate	3,699,712	3,514,261	3,465,321	7	7
Home equity	807,592	862,345	879,180	(8)	(8)
Residential real-estate	376,678	350,289	326,207	10	15
Premium finance receivables - commercial	1,982,945	1,412,454	1,417,572	54	40
Premium finance receivables - life insurance	1,665,620	1,695,225	1,671,443	(2)	(0)
Indirect consumer (2)	77,378	64,545	62,452	27	24
Consumer and other	108,922	123,945	113,438	(16)	(4)

Total loans, net of unearned income, excluding covered loans	$11,489,900	$10,521,377	$10,272,711	12%	12%
Covered loans	657,525	651,368	680,075	1	(3)

Total loans, net of unearned income	$12,147,425	$11,172,745	$10,952,786	12%	11%

Mix:
Commercial	23%	22%	21%
Commercial real-estate	30	31	32
Home equity	7	8	8
Residential real-estate	3	3	3
Premium finance receivables - commercial	16	13	13
Premium finance receivables - life insurance	14	15	15
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	95%	94%	94%
Covered loans	5	6	6

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized
(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

As of September 30, 2012		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial and industrial	$1,556,375	24.1%	$15,163	$—	$17,137
Franchise	179,706	2.8	1,792	—	1,909
Mortgage warehouse lines of credit	225,295	3.5	—	—	1,968
Community Advantage - homeowner associations	73,881	1.1	—	—	185
Aircraft	21,444	0.3	428	—	199
Asset-based lending	533,061	8.2	328	—	5,064
Municipal	90,404	1.4	—	—	1,020
Leases	83,351	1.3	—	—	247
Other	1,576	—	—	—	12
Purchased non-covered commercial loans (1)	5,960	0.1	—	499	—

Total commercial	$2,771,053	42.8%	$17,711	$499	$27,741

Commercial Real-Estate:
Residential construction	$44,255	0.7%	$2,141	$—	$1,453
Commercial construction	169,543	2.6	3,315	—	3,965
Land	133,486	2.1	10,629	—	5,376
Office	584,321	9.0	6,185	—	5,856
Industrial	574,325	8.9	1,885	—	5,555
Retail	560,669	8.7	10,133	—	5,993
Multi-family	363,423	5.6	3,314	—	10,511
Mixed use and other	1,220,850	18.8	20,859	—	16,376
Purchased non-covered commercial real-estate (1)	48,840	0.8	—	1,066	—

Total commercial real-estate	$3,699,712	57.2%	$58,461	$1,066	$55,085

Total commercial and commercial real-estate	$6,470,765	100.0%	$76,172	$1,565	$82,826

Commercial real-estate - collateral location by state:
Illinois	$3,080,715	83.3%
Wisconsin	316,251	8.5

Total primary markets	$3,396,966	91.8%

Florida	51,975	1.4
Arizona	38,755	1.0
Indiana	48,123	1.3
Other (no individual state greater than 0.5%)	163,893	4.5

Total	$3,699,712	100.0%

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS

Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	September 30, 2012	December 31, 2011	September 30, 2011	From (1) December 31, 2011	From September 30, 2011
Balance:
Non-interest bearing	$2,162,215	$1,785,433	$1,631,709	28%	33%
NOW	1,841,743	1,698,778	1,633,752	11	13
Wealth Management deposits (2)	979,306	788,311	730,315	32	34
Money Market	2,596,702	2,263,253	2,190,117	20	19
Savings	1,156,466	888,592	867,483	40	33
Time certificates of deposit	5,111,533	4,882,900	5,252,632	6	(3)

Total deposits (3)	$13,847,965	$12,307,267	$12,306,008	17%	13%

Mix:
Non-interest bearing	16%	15%	13%
NOW	13	14	13
Wealth Management deposits (2)	7	6	6
Money Market	19	18	18
Savings	8	7	7
Time certificates of deposit	37	40	43

Total deposits (3)	100%	100%	100%

(1)	Annualized
(2)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

(3)	The 13% increase from September 30, 2011 to September 30, 2012 is comprised of 8% internal growth and 5% due to acquisitions.

Time Certificates of Deposit

Maturity/Re-pricing Analysis

    As of September 30, 2012

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposits	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$6,277	$51,813	$164,058	$790,279	$1,012,427	0.77%
4-6 months	117,599	46,419	—	648,852	812,870	0.85%
7-9 months	144,041	35,980	—	718,938	898,959	0.72%
10-12 months	121,591	39,117	—	577,716	738,424	0.88%
13-18 months	41,213	54,206	—	594,567	689,986	1.07%
19-24 months	18,358	27,478	—	264,442	310,278	1.29%
24+ months	95,574	24,303	—	528,712	648,589	1.99%

Total	$544,653	$279,316	$164,058	$4,123,506	5,111,533	1.02%

(1)	This category of certificates of deposit is shown by contractual maturity date.
(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.
(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2012 compared to the third quarter of 2011 (linked quarters):

	For the Three Months Ended September 30, 2012			For the Three Months Ended September 30, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,565,151	$9,061	1.41%	$3,083,508	$14,508	1.87%
Other earning assets (2) (3) (7)	31,142	222	2.83	28,834	217	2.98
Loans, net of unearned income (2) (4) (7)	11,922,450	137,022	4.57	10,200,733	127,718	4.97
Covered loans	597,518	12,397	8.25	680,003	12,926	7.54

Total earning assets (7)	$15,116,261	$158,702	4.18%	$13,993,078	$155,369	4.41%

Allowance for loan and covered loan losses	(138,740)			(128,848)
Cash and due from banks	185,435			140,010
Other assets	1,542,473			1,522,187

Total assets	$16,705,429			$15,526,427

Interest-bearing deposits	$11,261,184	$16,794	0.59%	$10,442,886	$21,893	0.83%
Federal Home Loan Bank advances	441,445	2,817	2.54	486,379	4,166	3.40
Notes payable and other borrowings	426,716	2,024	1.89	461,141	2,874	2.47
Secured borrowings - owed to securitization investors	176,904	795	1.79	600,000	3,003	1.99
Subordinated notes	15,000	67	1.75	40,000	168	1.65
Junior subordinated notes	249,493	3,129	4.91	249,493	4,437	6.96

Total interest-bearing liabilities	$12,570,742	$25,626	0.81%	$12,279,899	$36,541	1.18%

Non-interest bearing deposits	2,092,028			1,553,769
Other liabilities	305,919			185,042
Equity	1,736,740			1,507,717

Total liabilities and shareholders’ equity	$16,705,429			$15,526,427

Interest rate spread (5) (7)			3.37%			3.23%
Net free funds/contribution (6)	$2,545,519		0.13%	$1,713,179		0.14%

Net interest income/Net interest margin (7)		$133,076	3.50%		$118,828	3.37%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2012 and 2011 were $501,000 and $419,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin for the third quarter of 2012 was 3.50% compared to 3.37% in the third quarter of 2011. Average earning assets for the third quarter of 2012 increased by $1.1 billion compared to the third quarter of 2011. This was comprised of average loan growth, excluding covered loans, of $1.7 billion offset by a decrease of $518.4 million in the average balance of liquidity management assets and a decrease of $82.5 million in the average balance of covered loans. The growth in average total loans, excluding covered loans, was comprised of an increase of $533.6 million in commercial loans, $407.8 million in mortgages held for sale, $260.0 million in commercial real-estate loans, $253.3 million in U.S.-originated commercial premium finance receivables, $246.8 million in Canadian-originated commercial premium finance receivables and $19.7 million in life premium finance receivables. The average earning asset growth of $1.1 billion in the third quarter of 2012 offset a 23 basis point decline in the yield on earning assets, creating an increase in total interest income of $3.3 million in the third quarter of 2012 compared to the third quarter of 2011. Funding for the average earning asset growth of $1.1 billion was provided by an increase in total average interest bearing liabilities of $290.8 million (an increase in interest-bearing deposits of $818.3 million offset by a decrease of $527.5 million of wholesale funding) and an increase of $832.3 million in the average balance of net free funds. A 37 basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance of net free funds, creating a $10.9 million reduction in interest expense in the third quarter of 2012 compared to the third quarter of 2011.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2012 compared to the second quarter of 2012 (sequential quarters):

	For the Three Months Ended September 30, 2012			For the Three Months Ended June 30, 2012
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,565,151	$9,061	1.41%	$2,781,730	$11,693	1.69%
Other earning assets (2) (3) (7)	31,142	222	2.83	30,761	233	3.04
Loans, net of unearned income (2) (4) (7)	11,922,450	137,022	4.57	11,300,395	130,293	4.64
Covered loans	597,518	12,397	8.25	659,783	13,943	8.50

Total earning assets (7)	$15,116,261	$158,702	4.18%	$14,772,669	$156,162	4.25%

Allowance for loan and covered loan losses	(138,740)			(134,077)
Cash and due from banks	185,435			152,118
Other assets	1,542,473			1,528,497

Total assets	$16,705,429			$16,319,207

Interest-bearing deposits	$11,261,184	$16,794	0.59%	$10,815,018	$17,273	0.64%
Federal Home Loan Bank advances	441,445	2,817	2.54	514,513	2,867	2.24
Notes payable and other borrowings	426,716	2,024	1.89	422,146	2,274	2.17
Secured borrowings - owed to securitization investors	176,904	795	1.79	407,259	1,743	1.72
Subordinated notes	15,000	67	1.75	23,791	126	2.10
Junior subordinated notes	249,493	3,129	4.91	249,493	3,138	4.97

Total interest-bearing liabilities	$12,570,742	$25,626	0.81%	$12,432,220	$27,421	0.89%

Non-interest bearing deposits	2,092,028			1,993,880
Other liabilities	305,919			197,667
Equity	1,736,740			1,695,440

Total liabilities and shareholders’equity	$16,705,429			$16,319,207

Interest rate spread (5) (7)			3.37%			3.36%
Net free funds/contribution (6)	$2,545,519		0.13%	$2,340,449		0.15%

Net interest income/Net interest margin (7)		$133,076	3.50%		$128,741	3.51%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2012 was $501,000 and for the three months ended June 30, 2012 was $471,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin decreased one basis point in the third quarter of 2012 compared to the second quarter of 2012. Average earning assets for the third quarter of 2012 increased by $343.6 million compared to the second quarter of 2012. This was comprised of average loan growth, excluding covered loans, of $622.1 million partially offset by a decrease of $216.6 million in the average balance of liquidity management assets and a decrease of $62.3 million in the average balance of covered loans. The growth in average total loans, excluding covered loans, included an increase of $203.2 million in Canadian-originated commercial premium finance receivables, $134.9 million in U.S.-originated commercial premium finance receivables, $123.8 million in mortgages held for sale, $111.7 million in commercial loans and $48.5 million in commercial real-estate loans. The earning asset growth of $343.6 million in the third quarter of 2012 offset a seven basis point decline in the yield on earning assets, creating an increase in total interest income of $2.5 million in the third quarter of 2012 compared to the second quarter of 2012. Funding for the average earning asset growth of $343.6 million was provided by an increase in total average interest bearing liabilities of $138.5 million (an increase in interest-bearing deposits of $446.2 million partially offset by a decrease of $307.6 million of wholesale funding) and an increase of $205.1 million in the average balance of net free funds. An eight basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $1.8 million reduction in interest expense in the third quarter of 2012 compared to the second quarter of 2012.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011:

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2012			September 30, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,700,742	$33,794	1.67%	$2,768,817	$39,060	1.89%
Other earning assets (2) (3) (7)	30,802	679	2.94	28,483	606	2.84
Loans, net of unearned income (2) (4) (7)	11,359,017	396,099	4.66	9,971,231	381,352	5.11
Covered loans	641,354	41,244	8.59	476,199	28,398	7.97

Total earning assets (7)	$14,731,915	$471,816	4.28%	$13,244,730	$449,416	4.54%

Allowance for loan and covered loan losses	(134,876)			(124,369)
Cash and due from banks	160,565			141,611
Other assets	1,530,587			1,287,724

Total assets	$16,288,191			$14,549,696

Interest-bearing deposits	$10,854,166	$52,096	0.64%	$9,826,982	$68,253	0.93%
Federal Home Loan Bank advances	475,310	9,269	2.60	441,558	12,134	3.67
Notes payable and other borrowings	451,468	7,400	2.19	355,989	8,219	1.29
Secured borrowings - owed to securitization investors	365,670	5,087	1.86	600,000	9,037	2.01
Subordinated notes	24,562	362	1.94	45,110	574	1.68
Junior subordinated notes	249,493	9,424	4.96	249,493	13,229	6.99

Total interest-bearing liabilities	$12,420,669	$83,638	0.90%	$11,519,132	$111,446	1.29%

Non-interest bearing deposits	1,973,280			1,389,307
Other liabilities	228,368			172,449
Equity	1,665,874			1,468,808

Total liabilities and shareholders’ equity	$16,288,191			$14,549,696

Interest rate spread (5) (7)			3.38%			3.25%
Net free funds/contribution (6)	$2,311,246		0.14%	$1,725,598		0.16%

Net interest income/Net interest margin (7)		$388,178	3.52%		$337,970	3.41%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for both of the nine months ended September 30, 2012 and 2011 were $1.4 million and $1.2 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin for the first nine months of 2012 was 3.52% compared to 3.41% in the first nine months of 2011. Average earnings assets for the first nine months of 2012 totaled $14.7 billion, an increase of $1.5 billion compared to the prior year period. This average earning asset growth is primarily a result of the $1.4 billion increase in average loans, excluding covered loans, $165.2 million of average covered loan growth from the FDIC-assisted bank acquisitions partially offset by a $65.8 million decrease in average balance of liquidity management and other earning assets. The majority of the increase in average loans was comprised of increases of $529.8 million in commercial loans, $287.5 million in residential real estate loans, $223.3 million in commercial real estate loans, $200.1 million in U.S.-originated commercial premium finance receivables, $97.3 million in Canadian-originated commercial premium finance receivables and $82.8 million in life insurance premium finance receivables, partially offset by a $33.1 million decrease in home equity and all other loans. The average earning asset growth of $1.5 billion in the first nine months of 2012 offset a 26 basis point decline in the yield on earning assets, creating an increase in total interest income of $22.4 million in the first nine months of 2012 compared to the first nine months of 2011. This average earning asset growth was primarily funded by a $1.0 billion increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $585.6 million. A 39 basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $27.8 million reduction in interest expense in the first nine months of 2012 compared to the first nine months of 2011.

NON-INTEREST INCOME

For the third quarter of 2012, non-interest income totaled $62.9 million, a decrease of $4.3 million, or 6%, compared to the third quarter of 2011. The decrease was primarily attributable to lower bargain purchase gains and trading losses, partially offset by higher mortgage banking revenues and wealth management revenues. On a year-to-date basis, non-interest income for the first nine months of 2012 totaled $160.9 million and increased $16.1 million, or 11%, compared to the same period in 2011.

The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Brokerage	$6,355	$6,108	$247	4
Trust and asset management	6,897	5,886	1,011	17

Total wealth management	13,252	11,994	1,258	10

Mortgage banking	31,127	14,469	16,658	115
Service charges on deposit accounts	4,235	4,085	150	4
Gains on available-for-sale securities, net	409	225	184	82
Gain on bargain purchases, net	6,633	27,390	(20,757)	(76)
Trading (losses) gains, net	(998)	591	(1,589)	NM
Other:
Fees from covered call options	2,083	3,436	(1,353)	(39)
Bank Owned Life Insurance	810	351	459	131
Administrative services	825	784	41	5
Miscellaneous	4,569	3,922	647	16

Total Other	8,287	8,493	(206)	(2)

Total Non-Interest Income	$62,945	$67,247	$(4,302)	(6)

NM - Not Meaningful

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Brokerage	$19,073	$18,641	$432	2
Trust and asset management	19,973	14,190	5,783	41

Total wealth management	39,046	32,831	6,215	19

Mortgage banking	75,268	38,917	36,351	93
Service charges on deposit accounts	12,437	10,990	1,447	13
Gains on available-for-sale securities, net	2,334	1,483	851	57
Gain on bargain purchases, net	7,418	37,974	(30,556)	(80)
Trading (losses) gains, net	(1,780)	121	(1,901)	NM
Other:
Fees from covered call options	8,320	8,193	127	2
Bank Owned Life Insurance	2,234	1,888	346	18
Administrative services	2,414	2,282	132	6
Miscellaneous	13,212	10,107	3,105	31

Total Other	26,180	22,470	3,710	17

Total Non-Interest Income	$160,903	$144,786	$16,117	11

NM - Not Meaningful

The significant changes in non-interest income for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011 are discussed below.

Wealth management revenue totaled $13.3 million in the third quarter of 2012 and $12.0 million in the third quarter of 2011, an increase of 10%. The increase is mostly attributable to additional revenues resulting the acquisition of a community bank trust operation on March 30, 2012 as well as continued growth within the existing business. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, money managed fees and insurance product commissions at Wayne Hummer Investments.

For the quarter ended September 30, 2012, mortgage banking revenue totaled $31.1 million, an increase of $16.7 million when compared to the third quarter of 2011. The increase in mortgage banking revenue in the third quarter of 2012 as compared to the third quarter of 2011 resulted primarily from an increase in gain on sales of loans, which were driven by higher origination volumes due to a favorable mortgage interest rate environment in 2012 and better pricing in the current quarter. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

A summary of mortgage banking components is shown below:

Mortgage banking revenue

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2012	2012	2011	2012	2011
Mortgage loans originated and sold	$1,119,762	$853,585	$641,742	$2,688,002	$1,662,368

Mortgage loans serviced for others	$997,235	$980,534	$952,257
Fair value of mortgage servicing rights (MSRs)	$6,276	$6,647	$6,740
MSRs as a percentage of loans serviced	0.63%	0.68%	0.71%

Gain on bargain purchases totaled $6.6 million in the third quarter of 2012, a decrease of $20.8 million compared to gains of $27.4 million in the third quarter 2011. The $6.6 million bargain purchase gain related to the Company’s FDIC-assisted acquisition of First United Bank accounts for virtually all of the gains on bargain purchases in the third quarter of 2012. The $27.4 million of gains on bargain purchases recognized in the third quarter of 2011 were recorded in conjunction with the Company’s FDIC-assisted acquisition of First Chicago Bank & Trust.

The Company recognized $998,000 in trading losses in the third quarter of 2012 compared to trading gains of $591,000 in the third quarter of 2011. The increase in trading losses resulted primarily from fair value adjustments related to interest rate derivatives not designated as hedges, primarily interest rate caps that the Company uses to manage interest rate risk associated with rising rates on various fixed rate, longer term earning assets.

Other non-interest income for the third quarter of 2012 totaled $8.3 million, a decrease of $206,000 compared to the third quarter of 2011. Fees from certain covered call option transactions decreased by $1.4 million in the third quarter of 2012 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”). Miscellaneous income increased in the third quarter of 2012 compared to the prior year quarter as a result of an increase in gains from partnership investments of $2.2 million partially offset by an $825,000 foreign currency remeasurement loss recorded in the current quarter at the Company’s Canadian subsidiary, as well as a $439,000 decrease in ATM and debit card fees and a $365,000 decrease in swap fee revenue.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2012 totaled $124.5 million and increased approximately $18.2 million, or 17%, compared to the third quarter of 2011. On a year-to-date basis, non-interest expense for the first nine months of 2012 totaled $359.5 million and increased $57.9 million, or 19%, compared to the same period in 2011.

The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	September 30,		$ Change	% Change
(Dollars in thousands)	2012	2011
Salaries and employee benefits:
Salaries	$40,173	$36,633	3,540	10
Commissions and bonus	24,041	14,984	9,057	60
Benefits	11,066	10,246	820	8

Total salaries and employee benefits	75,280	61,863	13,417	22
Equipment	5,888	4,501	1,387	31
Occupancy, net	8,024	7,512	512	7
Data processing	4,103	3,836	267	7
Advertising and marketing	2,528	2,119	409	19
Professional fees	4,653	5,085	(432)	(8)
Amortization of other intangible assets	1,078	970	108	11
FDIC insurance	3,549	3,100	449	14
OREO expenses, net	3,808	5,134	(1,326)	(26)
Other:
Commissions - 3rd party brokers	1,106	936	170	18
Postage	1,120	1,102	18	2
Stationery and supplies	954	904	50	6
Miscellaneous	12,457	9,259	3,198	35

Total other	15,637	12,201	3,436	28

Total Non-Interest Expense	$124,548	$106,321	$18,227	17

	Nine Months Ended
	September 30,		$ Change	% Change
(Dollars in thousands)	2012	2011
Salaries and employee benefits:
Salaries	$115,343	$101,776	13,567	13
Commissions and bonus	60,231	36,458	23,773	65
Benefits	36,875	32,807	4,068	12

Total salaries and employee benefits	212,449	171,041	41,408	24
Equipment	16,754	13,174	3,580	27
Occupancy, net	23,814	20,789	3,025	15
Data processing	11,561	10,506	1,055	10
Advertising and marketing	6,713	5,173	1,540	30
Professional fees	12,104	13,164	(1,060)	(8)
Amortization of other intangible assets	3,216	2,363	853	36
FDIC insurance	10,383	10,899	(516)	(5)
OREO expenses, net	16,834	17,519	(685)	(4)
Other:
Commissions - 3rd party brokers	3,196	2,957	239	8
Postage	3,873	3,350	523	16
Stationery and supplies	2,908	2,632	276	10
Miscellaneous	35,687	28,069	7,618	27

Total other	45,664	37,008	8,656	23

Total Non-Interest Expense	$359,492	$301,636	$57,856	19

The significant changes in non-interest expense for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011 are discussed below.

Salaries and employee benefits expense increased $13.4 million, or 22%, in the third quarter of 2012 compared to the third quarter of 2011 primarily as a result of a $3.5 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $9.1 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company’s long-term incentive program and a $820,000 increase from employee benefits (primarily health plan and payroll taxes related).

Equipment expense totaled $5.9 million for the third quarter of 2012, an increase of $1.4 million compared to the third quarter of 2011. The increase is primarily the result of additional equipment depreciation as well as maintenance and repair costs associated with the increasing number of facilities due to acquisition activity. Equipment expense includes depreciation on equipment, maintenance and repairs, equipment rental and software license fees.

Occupancy expense for the third quarter of 2012 was $8.0 million, an increase of $512,000, or 7%, compared to the same period in 2011. The increase is primarily the result of rent expense on additional leased premises and depreciation and property taxes on owned locations which were obtained in the FDIC-assisted acquisitions. Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises.

OREO expense totaled $3.8 million in the third quarter of 2012, a decrease of $1.3 million compared to $5.1 million in the third quarter of 2011. The decrease in total OREO expenses is primarily related to lower valuation adjustments of properties held in OREO in the third quarter of 2012 as compared to the third quarter of 2011. OREO costs include all costs related to obtaining, maintaining and selling other real estate owned properties.

Miscellaneous expenses in the third quarter of 2012 increased $3.2 million, or 35% compared to the same period in the prior year. The increase in the third quarter of 2012 compared to the same period in the prior year is primarily attributable to increased expenses related to covered loans and general growth in the Company’s business. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

As previously discussed in this release, the accounting and reporting policies of Wintrust conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. One significant metric that is used by the Company in assessing operating performance is pre-tax adjusted earnings. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items. Two ratios the Company uses to measure expense management are the efficiency ratio and the net overhead ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains and losses), measures how much it costs to produce one dollar of revenue. The net overhead ratio is calculated by netting total non-interest expense and total non-interest income and dividing by total average assets. In both cases, a lower ratio indicates a higher degree of efficiency. See “Supplemental Financial Measures/Ratios” section earlier in this document for further detail on these non-GAAP measures/ratios.

The efficiency ratio and net overhead ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The efficiency ratio, based on pre-tax adjusted earnings, was 63.48% for the third quarter of 2012, compared to 63.69% in the third quarter of 2011. The net overhead ratio, based on pre-tax adjusted earnings, was 1.52% for the third quarter of 2012, compared to 1.56% in the third quarter of 2011. These lower ratios indicate a higher degree of efficiency in the third quarter of 2012 as compared to the prior year quarter as the Company has leveraged its existing infrastructure.

ASSET QUALITY

Allowance for Credit Losses, excluding covered loans

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2012	2011	2012	2011
Allowance for loan losses at beginning of period	$111,920	$117,362	$110,381	$113,903
Provision for credit losses	18,192	28,263	51,740	81,305
Other adjustments	(534)	—	(1,044)	—
Reclassification from/(to) allowance for unfunded lending-related commitments	626	(66)	953	1,733
Charge-offs:
Commercial	3,315	8,851	12,623	25,574
Commercial real estate	17,000	14,734	34,455	48,767
Home equity	1,543	1,071	5,865	3,144
Residential real estate	1,027	926	1,590	2,483
Premium finance receivables - commercial	886	1,738	2,467	5,138
Premium finance receivables - life insurance	—	31	16	275
Indirect consumer	73	24	157	188
Consumer and other	93	282	454	708

Total charge-offs	23,937	27,657	57,627	86,277

Recoveries:
Commercial	349	150	852	717
Commercial real estate	5,352	299	5,657	1,100
Home equity	52	32	385	59
Residential real estate	8	3	13	8
Premium finance receivables - commercial	191	159	621	5,802
Premium finance receivables - life insurance	15	—	54	12
Indirect consumer	25	75	76	183
Consumer and other	28	29	226	104

Total recoveries	6,020	747	7,884	7,985

Net charge-offs	(17,917)	(26,910)	(49,743)	(78,292)
Allowance for loan losses at period end	$112,287	$118,649	$112,287	$118,649
Allowance for unfunded lending-related commitments at period end	12,627	13,402	12,627	13,402

Allowance for credit losses at period end	$124,914	$132,051	$124,914	$132,051

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.44%	1.60%	0.61%	1.63%
Commercial real estate	1.27	1.69	1.07	1.89
Home equity	0.73	0.47	0.88	0.46
Residential real estate	0.44	0.80	0.27	0.68
Premium finance receivables - commercial	0.14	0.42	0.14	(0.06)
Premium finance receivables - life insurance	—	0.01	—	0.02
Indirect consumer	0.25	(0.33)	0.15	0.01
Consumer and other	0.22	0.84	0.26	0.75

Total loans, net of unearned income, excluding covered loans	0.60%	1.05%	0.58%	1.05%

Net charge-offs as a percentage of the provision for credit losses	98.49%	95.21%	96.14%	96.29%

Loans at period-end			$11,489,900	$10,272,711
Allowance for loan losses as a percentage of loans at period end			0.98%	1.15%
Allowance for credit losses as a percentage of loans at period end			1.09%	1.29%

The table below summarizes the calculation of allowance for loan losses for the Company’s core loan portfolio and niche and purchased loan portfolio as of September 30, 2012.

	As of September 30, 2012
			As a percentage
	Recorded	Calculated	of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:
Commercial and industrial (1)	$1,546,042	$17,137	1.11%
Asset-based lending (1)	531,976	5,064	0.95
Municipal	90,404	1,020	1.13
Leases	83,351	247	0.30
Other	1,576	12	0.76
Commercial real-estate:
Residential construction	44,255	1,453	3.28
Commercial construction (1)	168,503	3,965	2.35
Land	133,486	5,376	4.03
Office (1)	570,919	5,856	1.03
Industrial (1)	569,191	5,555	0.98
Retail (1)	554,193	5,993	1.08
Multi-family (1)	362,215	10,511	2.90
Mixed use and other (1)	1,193,594	16,376	1.37
Home equity (1)	797,792	13,600	1.70
Residential real-estate (1)	372,706	7,553	2.03

Total core loan portfolio	$7,020,203	$99,718	1.42%

Commercial:
Franchise	$179,706	$1,909	1.06%
Mortgage warehouse lines of credit	225,295	1,968	0.87
Community Advantage - homeowner associations	73,881	185	0.25
Aircraft	21,444	199	0.93
Purchased non-covered commercial loans (2)	17,378	—	—
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	103,356	—	—
Purchased non-covered home equity (2)	9,800	—	—
Purchased non-covered residential real-estate (2)	3,972	—	—
Premium finance receivables
U.S. commercial insurance loans	1,703,525	5,911	0.35
Canada commercial insurance loans (2)	279,420	524	0.19
Life insurance loans (1)	1,128,588	452	0.04
Purchased life insurance loans (2)	537,032	—	—
Indirect consumer	77,378	269	0.35
Consumer and other (1)	106,151	1,124	1.06
Purchased non-covered consumer and other (2)	2,771	28	1.01

Total niche and purchased loan portfolio	$4,469,697	$12,569	0.28%

Total loans, net of unearned income, excluding covered loans	$11,489,900	$112,287	0.98%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.
(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).

The provision for credit losses, excluding the provision for covered loan losses, totaled $18.2 million for the third quarter of 2012, $18.4 million for the second quarter of 2012 and $28.3 million for the third quarter of 2011. For the quarter ended September 30, 2012, net charge-offs, excluding covered loans, totaled $17.9 million compared to $17.4 million in the second quarter of 2012 and $26.9 million recorded in the third quarter of 2011. The third quarter of 2012 included an $8.5 million charge-off as a result of a note sale on a commercial real estate credit that was previously reported as a restructured loan. The third quarter of 2012 also included $5.0 million of partial recoveries of commercial real estate credits previously charged-off, primarily in 2009. Annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.60% in the third quarter of 2012, 0.62% in the second quarter of 2012 and 1.05% in the third quarter of 2011. The lower level of provision for credit losses and the allowance for credit losses in 2012, reflect the improvements in credit quality metrics compared to 2011.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

As part of a quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and niche loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the niche loan portfolio is shown on the previous page. The allowance for loan losses to core loans was 1.42% at September 30, 2012 compared to 0.28% for niche loans and 0.98% for the entire loan portfolio. Outstanding core loans at September 30, 2012 represent 61% of all loans outstanding while the calculated allowance for loan losses on core loans represents 89% of the total allowance for loan losses. A key component of calculating the allowance for loan losses and determining the appropriateness of the allowance for loan losses at quarter-end is historical net charge-offs. Over the past three years, approximately 90% of all net charge-offs have occurred in the core loan portfolio.

The Company also provides a provision for covered loan losses on covered loans and an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at September 30, 2012:

		90+ days	60-89	30-59
As of September 30, 2012		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$15,163	$—	$5,985	$16,631	$1,518,596	$1,556,375
Franchise	1,792	—	—	—	177,914	179,706
Mortgage warehouse lines of credit	—	—	—	—	225,295	225,295
Community Advantage - homeowners association	—	—	—	—	73,881	73,881
Aircraft	428	—	—	150	20,866	21,444
Asset-based lending	328	—	1,211	5,556	525,966	533,061
Municipal	—	—	—	—	90,404	90,404
Leases	—	—	—	—	83,351	83,351
Other	—	—	—	—	1,576	1,576
Purchased non-covered commercial (1)	—	499	—	—	5,461	5,960

Total commercial	17,711	499	7,196	22,337	2,723,310	2,771,053

Commercial real-estate:
Residential construction	2,141	—	3,008	—	39,106	44,255
Commercial construction	3,315	—	163	13,072	152,993	169,543
Land	10,629	—	3,033	3,017	116,807	133,486
Office	6,185	—	5,717	7,237	565,182	584,321
Industrial	1,885	—	645	1,681	570,114	574,325
Retail	10,133	—	1,853	5,617	543,066	560,669
Multi-family	3,314	—	3,062	—	357,047	363,423
Mixed use and other	20,859	—	9,779	14,990	1,175,222	1,220,850
Purchased non-covered commercial real-estate (1)	—	1,066	150	389	47,235	48,840

Total commercial real-estate	58,461	1,066	27,410	46,003	3,566,772	3,699,712

Home equity	11,504	—	5,905	5,642	784,541	807,592
Residential real estate	15,393	—	3,281	2,637	354,711	376,022
Purchased non-covered residential real estate (1)	—	—	—	—	656	656
Premium finance receivables
Commercial insurance loans	7,488	5,533	5,881	14,369	1,949,674	1,982,945
Life insurance loans	29	—	—	—	1,128,559	1,128,588
Purchased life insurance loans (1)	—	—	—	—	537,032	537,032
Indirect consumer	72	215	74	344	76,673	77,378
Consumer and other	1,485	—	429	849	106,092	108,855
Purchased non-covered consumer and other (1)	—	—	—	—	67	67

Total loans, net of unearned income, excluding covered loans	$112,143	$7,313	$50,176	$92,181	$11,228,087	$11,489,900
Covered loans	910	129,257	6,521	14,571	506,266	657,525

Total loans, net of unearned income	$113,053	$136,570	$56,697	$106,752	$11,734,353	$12,147,425

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.0%	—%	0.4%	1.1%	97.5%	100.0%
Franchise	1.0	—	—	—	99.0	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	2.0	—	—	0.7	97.3	100.0
Asset-based lending	0.1	—	0.2	1.0	98.7	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	8.4	—	—	91.6	100.0

Total commercial	0.6	—	0.3	0.8	98.3	100.0

Commercial real-estate
Residential construction	4.8	—	6.8	—	88.4	100.0
Commercial construction	2.0	—	0.1	7.7	90.2	100.0
Land	8.0	—	2.3	2.3	87.4	100.0
Office	1.1	—	1.0	1.2	96.7	100.0
Industrial	0.3	—	0.1	0.3	99.3	100.0
Retail	1.8	—	0.3	1.0	96.9	100.0
Multi-family	0.9	—	0.8	—	98.3	100.0
Mixed use and other	1.7	—	0.8	1.2	96.3	100.0
Purchased non-covered commercial real-estate (1)	—	2.2	0.3	0.8	96.7	100.0

Total commercial real-estate	1.6	—	0.7	1.2	96.5	100.0

Home equity	1.4	—	0.7	0.7	97.2	100.0
Residential real estate	4.1	—	0.9	0.7	94.3	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.4	0.3	0.3	0.7	98.3	100.0
Life insurance loans	—	—	—	—	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.1	0.3	0.1	0.4	99.1	100.0
Consumer and other	1.4	—	0.4	0.8	97.4	100.0
Purchased non-covered consumer and other (1)	—	—	—	—	100.0	100.0

Total loans, net of unearned income, excluding covered loans	1.0%	0.1%	0.4%	0.8%	97.7%	100.0%
Covered loans	0.1	19.7	1.0	2.2	77.0	100.0

Total loans, net of unearned income	0.9%	1.1%	0.5%	0.9%	96.6%	100.0%

As of September 30, 2012, $50.2 million of all loans, excluding covered loans, or 0.4%, were 60 to 89 days past due and $92.2 million, or 0.8%, were 30 to 59 days (or one payment) past due. As of June 30, 2012, $62.9 million of all loans, excluding covered loans, or 0.6%, were 60 to 89 days past due and $72.4 million, or 0.6%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at September 30, 2012 that are current with regard to the contractual terms of the loan agreement represent 97.2% of the total home equity portfolio. Residential real estate loans at September 30, 2012 that are current with regards to the contractual terms of the loan agreements comprise 94.3% of total residential real estate loans outstanding, which includes purchased non-covered residential real-estate.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at June 30, 2012:

		90+ days	60-89	30-59
As of June 30, 2012		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$27,911	$—	$5,557	$17,227	$1,570,366	$1,621,061
Franchise	1,792	—	—	—	176,827	178,619
Mortgage warehouse lines of credit	—	—	—	—	123,804	123,804
Community Advantage - homeowners association	—	—	—	—	73,289	73,289
Aircraft	428	—	—	170	22,205	22,803
Asset-based lending	342	—	172	1,074	487,619	489,207
Municipal	—	—	—	—	79,708	79,708
Leases	—	—	—	1	77,805	77,806
Other	—	—	—	—	1,842	1,842
Purchased non-covered commercial (1)	—	486	—	57	4,499	5,042

Total commercial	30,473	486	5,729	18,529	2,617,964	2,673,181

Commercial real-estate:
Residential construction	892	—	6,041	5,773	32,020	44,726
Commercial construction	3,011	—	13,131	330	140,223	156,695
Land	13,459	—	3,276	6,044	142,490	165,269
Office	4,796	—	891	1,868	562,879	570,434
Industrial	1,820	—	3,158	1,320	591,919	598,217
Retail	8,158	—	1,351	6,657	546,617	562,783
Multi-family	3,312	—	151	1,447	332,871	337,781
Mixed use and other	20,629	—	15,530	16,063	1,126,930	1,179,152
Purchased non-covered commercial real-estate (1)	—	2,232	2,352	1,057	45,821	51,462

Total commercial real-estate	56,077	2,232	45,881	40,559	3,521,770	3,666,519

Home equity	10,583	—	2,182	3,195	805,031	820,991
Residential real estate	9,387	—	3,765	1,558	360,128	374,838
Purchased non-covered residential real estate (1)	—	—	—	—	656	656
Premium finance receivables
Commercial insurance loans	7,404	5,184	4,796	7,965	1,804,695	1,830,044
Life insurance loans	—	—	—	30	1,111,207	1,111,237
Purchased life insurance loans (1)	—	—	—	—	544,963	544,963
Indirect consumer	132	234	51	312	71,753	72,482
Consumer and other	1,446	—	483	265	105,669	107,863
Purchased non-covered consumer and other (1)	—	—	—	—	68	68

Total loans, net of unearned income, excluding covered loans	$115,502	$8,136	$62,887	$72,413	$10,943,904	$11,202,842
Covered loans	—	145,115	14,658	7,503	446,786	614,062

Total loans, net of unearned income	$115,502	$153,251	$77,545	$79,916	$11,390,690	$11,816,904

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.7%	—%	0.3%	1.1%	96.9%	100.0%
Franchise	1.0	—	—	—	99.0	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	1.9	—	—	0.7	97.4	100.0
Asset-based lending	0.1	—	—	0.2	99.7	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	9.6	—	1.1	89.3	100.0

Total commercial	1.1	—	0.2	0.7	98.0	100.0

Commercial real-estate
Residential construction	2.0	—	13.5	12.9	71.6	100.0
Commercial construction	1.9	—	8.4	0.2	89.5	100.0
Land	8.1	—	2.0	3.7	86.2	100.0
Office	0.8	—	0.2	0.3	98.7	100.0
Industrial	0.3	—	0.5	0.2	99.0	100.0
Retail	1.4	—	0.2	1.2	97.2	100.0
Multi-family	1.0	—	—	0.4	98.6	100.0
Mixed use and other	1.7	—	1.3	1.4	95.6	100.0
Purchased non-covered commercial real-estate (1)	—	4.3	4.6	2.1	89.0	100.0

Total commercial real-estate	1.5	0.1	1.3	1.1	96.0	100.0

Home equity	1.3	—	0.3	0.4	98.0	100.0
Residential real estate	2.5	—	1.0	0.4	96.1	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.4	0.3	0.3	0.4	98.6	100.0
Life insurance loans	—	—	—	—	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.2	0.3	0.1	0.4	99.0	100.0
Consumer and other	1.3	—	0.4	0.2	98.1	100.0
Purchased non-covered consumer and other (1)	—	—	—	—	100.0	100.0

Total loans, net of unearned income, excluding covered loans	1.0	0.1	0.6	0.6	97.7%	100.0%
Covered loans	—	23.6	2.4	1.2	72.8	100.0

Total loans, net of unearned income	1.0	1.3	0.7	0.7	96.3%	100.0%

Non-performing Assets, excluding covered assets

The following table sets forth Wintrust’s non-performing assets, excluding covered assets and purchased non-covered loans acquired with evidence of credit quality deterioration since origination, at the dates indicated.

	September 30,	June 30,	September 30,
(Dollars in thousands)	2012	2012	2011
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—
Commercial real-estate	—	—	1,105
Home equity	—	—	—
Residential real-estate	—	—	—
Premium finance receivables - commercial	5,533	5,184	4,599
Premium finance receivables - life insurance	—	—	2,413
Indirect consumer	215	234	292
Consumer and other	—	—	—

Total loans past due greater than 90 days and still accruing	5,748	5,418	8,409

Non-accrual loans:
Commercial	17,711	30,473	24,836
Commercial real-estate	58,461	56,077	69,669
Home equity	11,504	10,583	15,426
Residential real-estate	15,393	9,387	7,546
Premium finance receivables - commercial	7,488	7,404	6,942
Premium finance receivables - life insurance	29	—	349
Indirect consumer	72	132	146
Consumer and other	1,485	1,446	653

Total non-accrual loans	112,143	115,502	125,567

Total non-performing loans:
Commercial	17,711	30,473	24,836
Commercial real-estate	58,461	56,077	70,774
Home equity	11,504	10,583	15,426
Residential real-estate	15,393	9,387	7,546
Premium finance receivables - commercial	13,021	12,588	11,541
Premium finance receivables - life insurance	29	—	2,762
Indirect consumer	287	366	438
Consumer and other	1,485	1,446	653

Total non-performing loans	$117,891	$120,920	$133,976
Other real estate owned	61,897	66,532	86,622
Other real estate owned - obtained in acquisition	5,480	6,021	10,302

Total non-performing assets	$185,268	$193,473	$230,900

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.64%	1.14%	1.06%
Commercial real-estate	1.58	1.53	2.04
Home equity	1.42	1.29	1.75
Residential real-estate	4.09	2.50	2.31
Premium finance receivables - commercial	0.66	0.69	0.81
Premium finance receivables - life insurance	—	—	0.17
Indirect consumer	0.37	0.51	0.70
Consumer and other	1.36	1.34	0.58

Total loans, net of unearned income	1.03%	1.08%	1.30%

Total non-performing assets as a percentage of total assets	1.09%	1.17%	1.45%

Allowance for loan losses as a percentage of total non-performing loans	95.25%	92.56%	88.56%

Non-performing Commercial and Commercial Real Estate

Commercial non-performing loans totaled $17.7 million as of September 30, 2012 compared to $30.5 million as of June 30, 2012 and $24.8 million as of September 30, 2011. Commercial real estate non-performing loans totaled $58.5 million as of September 30, 2012 compared to $56.1 million as of June 30, 2012 and $70.8 million as of September 30, 2011.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity

Non-performing home equity and residential real estate loans totaled $26.9 million as of September 30, 2012. The balance increased $6.9 million from June 30, 2012 and increased $3.9 million from September 30, 2011. The September 30, 2012 non-performing balance is comprised of $15.4 million of residential real estate (58 individual credits) and $11.5 million of home equity loans (45 individual credits). On average, this is approximately 7 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Commercial Insurance Premium Finance Receivables

The table below presents the level of non-performing property and casualty premium finance receivables as of September 30, 2012 and 2011, and the amount of net charge-offs for the quarters then ended.

	September 30,	September 30,
(Dollars in thousands)	2012	2011
Non-performing premium finance receivables - commercial	$13,021	$11,541
- as a percent of premium finance receivables - commercial outstanding	0.66%	0.81%

Net charge-offs (recoveries) of premium finance receivables - commercial	$695	$1,579
- annualized as a percent of average premium finance receivables - commercial	0.14%	0.42%

Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward

The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three and nine month periods ending September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2012	2011	2012	2011
Balance at beginning of period	$120,920	$156,072	$120,084	$142,132
Additions, net	27,452	39,500	81,179	141,410
Return to performing status	(1,005)	(2,147)	(3,043)	(5,515)
Payments received	(14,773)	(20,236)	(29,236)	(34,378)
Transfer to OREO	(4,760)	(17,670)	(17,916)	(53,021)
Charge-offs	(10,616)	(18,283)	(33,560)	(49,994)
Net change for niche loans (1)	673	(3,260)	383	(6,658)

Balance at end of period	$117,891	$133,976	$117,891	$133,976

(1)	This includes activity for premium finance receivables and indirect consumer loans.

Restructured Loans

The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	September 30,	June 30,	September 30,
(Dollars in thousands)	2012	2012	2011
Accruing:
Commercial	$21,126	$21,478	$7,726
Commercial real estate	102,251	128,662	74,307
Residential real estate and other	5,014	6,450	3,326

Total accrual	$128,391	$156,590	$85,359

Non-accrual: (1)
Commercial	$924	$1,562	$3,793
Commercial real estate	15,399	13,215	13,322
Residential real estate and other	2,482	939	1,918

Total non-accrual	$18,805	$15,716	$19,033

Total restructured loans:
Commercial	$22,050	$23,040	$11,519
Commercial real estate	117,650	141,877	87,629
Residential real estate and other	7,496	7,389	5,244

Total restructured loans	$147,196	$172,306	$104,392

Weighted-average contractual interest rate of restructured loans	4.21%	4.19%	4.53%

(1)	Included in total non-performing loans.

At September 30, 2012, the Company had $147.2 million in loans with modified terms representing 181 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay.

The table below presents a summary of restructured loans as of September 30, 2012 and September 30, 2011, and shows the changes in the balance during the periods presented:

Three Months Ended September 30, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$23,040	$141,877	$7,389	$172,306
Additions during the period	442	8,638	457	9,537
Reductions:
Charge-offs	(638)	(8,878)	(338)	(9,854)
Transferred to OREO	—	(1,012)	—	(1,012)
Removal of restructured loan status (1)	(163)	—	—	(163)
Payments received	(631)	(22,975)	(12)	(23,618)

Balance at period end	$22,050	$117,650	$7,496	$147,196

Three Months Ended September 30, 2011

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$15,983	$84,671	$2,390	$103,044
Additions during the period	3,157	7,459	2,857	13,473
Reductions:
Charge-offs	(1,248)	(2,062)	—	(3,310)
Transferred to OREO	—	—	—	—
Removal of restructured loan status (1)	(6,344)	—	—	(6,344)
Payments received	(29)	(2,439)	(3)	(2,471)

Balance at period end	$11,519	$87,629	$5,244	$104,392

(1)	Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

Nine Months Ended September 30, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$10,834	$112,796	$6,888	$130,518
Additions during the period	13,325	55,017	1,546	69,888
Reductions:
Charge-offs	(799)	(11,536)	(632)	(12,967)
Transferred to OREO	—	(3,141)	—	(3,141)
Removal of restructured loan status (1)	(363)	(1,877)	(273)	(2,513)
Payments received	(947)	(33,609)	(33)	(34,589)

Balance at period end	$22,050	$117,650	$7,496	$147,196

Nine Months Ended September 30, 2011
(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$18,028	$81,366	$1,796	$101,190
Additions during the period	5,119	47,405	3,461	55,985
Reductions:
Charge-offs	(3,781)	(13,026)	(4)	(16,811)
Transferred to OREO	—	(6,743)	—	(6,743)
Removal of restructured loan status (1)	(6,588)	(5,596)	—	(12,184)
Payments received	(1,259)	(15,777)	(9)	(17,045)

Balance at period end	$11,519	$87,629	$5,244	$104,392

(1)	Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

The Company’s approach to restructuring loans is built on its credit risk rating system which requires credit management personnel to assign a credit risk rating to each loan. In each case, the loan officer is responsible for recommending a credit risk rating for each loan and ensuring the credit risk ratings are appropriate. These credit risk ratings are then reviewed and approved by the bank’s chief credit officer or the director’s loan committee. Credit risk ratings are determined by evaluating a number of factors including a borrower’s financial strength, cash flow coverage, collateral protection and guarantees. The Company’s credit risk rating scale is one through ten with higher scores indicating higher risk. In the case of loans rated six or worse following modification, the Company’s Managed Assets Division evaluates the loan and the credit risk rating and determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms and is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms.

A modification of a loan with an existing credit risk rating of six or worse or a modification of any other credit, which will result in a restructured credit risk rating of six or worse must be reviewed for troubled debt restructuring (“TDR”) classification. In that event, our Managed Assets Division conducts an overall credit and collateral review. A modification of a loan is considered to be a TDR if both (1) the borrower is experiencing financial difficulty and (2) for economic or legal reasons, the bank grants a concession to a borrower that it would not otherwise consider. The modification of a loan where the credit risk rating is five or better both before and after such modification are not reviewed for TDR status. Based on the Company’s credit risk rating system, it considers that borrowers whose credit risk rating is five or better are not experiencing financial difficulties and therefore, are not considered TDRs.

TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve.

All credits determined to be a TDR will continue to be classified as a TDR in all subsequent periods, unless the borrower has been in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) and the modified interest rate represented a market rate at the time of a restructuring. The Managed Assets Division, in consultation with the respective loan officer, determines whether the modified interest rate represented a current market rate at the time of restructuring. Using knowledge of current market conditions and rates, competitive pricing on recent loan originations, and an assessment of various characteristics of the modified loan (including collateral position and payment history), an appropriate market rate for a new borrower with similar risk is determined. If the modified interest rate meets or exceeds this market rate for a new borrower with similar risk, the modified interest rate represents a market rate at the time of restructuring. Additionally, before removing a loan from TDR classification, a review of the current or previously measured impairment on the loan and any concerns related to future performance by the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review by the Managed Assets Division, the TDR classification is not removed from the loan.

Each restructured loan was reviewed for impairment at September 30, 2012 and approximately $3.1 million of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.

Other Real Estate Owned

The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of September 30, 2012 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2012	2012	2011
Balance at beginning of period	$72,553	$76,236	$82,772
Disposals/resolved	(10,604)	(7,523)	(7,581)
Transfers in at fair value, less costs to sell	6,895	8,850	14,530
Additions from acquisition	—	—	10,302
Fair value adjustments	(1,467)	(5,010)	(3,099)

Balance at end of period	$67,377	$72,553	$96,924

	Period End
	September 30,	June 30,	September 30,
Balance by Property Type	2012	2012	2011
Residential real estate	$8,241	$7,830	$6,938
Residential real estate development	13,872	13,464	18,535
Commercial real estate	45,264	51,259	71,451

Total	$67,377	$72,553	$96,924

Covered Assets

In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.

The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

	September 30,	June 30,	September 30,
(Dollars in thousands)	2012	2012	2011
Period End Balances:
Loans	$657,525	$614,062	$680,075
Other real estate owned	49,623	34,860	63,773
Other assets	915	916	1,810
FDIC Indemnification asset	238,305	222,568	379,306

Total covered assets	$946,368	$872,406	$1,124,964

Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter	$20,560	$17,735	$7,443
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	3,096	11,591	5,139
Benefit attributable to FDIC loss share agreements	(2,489)	(9,294)	(4,112)

Net provision for covered loan losses	607	2,297	1,027
Increase in FDIC indemnification asset	2,489	9,294	4,112
Loans charged-off	(1,736)	(8,793)	(86)
Recoveries of loans charged-off	6	27	—

Net charge-offs	(1,730)	(8,766)	(86)

Balance at end of quarter	$21,926	$20,560	$12,496

Changes in Accretable Yield

The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans. The accretable yield is affected by:

•

Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•

Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•

Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended		Three Months Ended
	September 30, 2012		September 30, 2011
		Life Insurance		Life Insurance
	Bank	Premium	Bank	Premium
(Dollars in thousands)	Acquisitions	Finance Loans	Acquisitions	Finance Loans
Accretable yield, beginning balance	$171,801	$14,626	$80,748	$24,891
Acquisitions	6,052	—	24,695	—
Accretable yield amortized to interest income	(12,266)	(2,309)	(9,820)	(5,127)
Accretable yield amortized to indemnification asset(1)	(16,472)	—	(4,367)	—
Reclassification from non-accretable difference(2)	4,636	2,951	2,145	—
Increases in interest cash flows due to payments and changes in interest rates	(1,951)	158	(6,904)	432

Accretable yield, ending balance (3)	$151,800	$15,426	$86,497	$20,196

	Nine Months Ended		Nine Months Ended
	September 30, 2012		September 30, 2011
		Life Insurance		Life Insurance
	Bank	Premium	Bank	Premium
(Dollars in thousands)	Acquisitions	Finance Loans	Acquisitions	Finance Loans
Accretable yield, beginning balance	$173,120	$18,861	$39,809	$33,315
Acquisitions	8,340	—	29,797	—
Accretable yield amortized to interest income	(40,545)	(8,795)	(24,869)	(19,301)
Accretable yield amortized to indemnification asset(1)	(55,912)	—	(17,045)	—
Reclassification from non-accretable difference(2)	53,827	4,096	52,820	3,857
Increases in interest cash flows due to payments and changes in interest rates	12,970	1,264	5,985	2,325

Accretable yield, ending balance (3)	$151,800	$15,426	$86,497	$20,196

(1)	Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset.
(2)	Reclassification is the result of subsequent increases in expected principal cash flows.
(3)	As of September 30, 2012, the Company estimates that the remaining accretable yield balance to be amortized to the indemnification asset for the bank acquisitions is $74.8 million. The remainder of the accretable yield related to bank acquisitions is expected to be amortized to interest income.

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Cicero, Clarendon Hills, Crete, Deerfield, Downers Grove, Elgin, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rogers Park, Roselle, Skokie, Spring Grove, Steger, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Wales, Wisconsin and St. John, Indiana.

Additionally, the Company operates various non-bank business units:

•	First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada

•

Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•

Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2011 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•

negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•

changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss- sharing arrangements with the FDIC;

•	any negative perception of the Company’s reputation or financial strength;

•	ability of the Company to raise capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on our information technology systems resulting from failures, human error or tampering;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the possibility that certain European Union member states will default on their debt obligations, which may affect the Company’s liquidity, financial conditions and results of operations;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•

legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions on our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility;

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation; and

•	significant litigation involving the Company.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY

The Company will hold a conference call at 12:00 p.m. (CT) Wednesday, October 17, 2012 regarding third quarter 2012 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #40339672. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the third quarter 2012 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION

Supplemental Financial Information

5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information

Selected Financial Highlights - 5 Quarter Trends

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Selected Financial Condition Data (at end of period):
Total assets	$17,018,592	$16,576,282	$16,172,018	$15,893,808	$15,914,804
Total loans, excluding covered loans	11,489,900	11,202,842	10,717,384	10,521,377	10,272,711
Total deposits	13,847,965	13,057,581	12,665,853	12,307,267	12,306,008
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,761,300	1,722,074	1,687,921	1,543,533	1,528,187

Selected Statements of Income Data:
Net interest income	132,575	128,270	125,895	124,647	118,410
Net revenue (1)	195,520	179,205	172,918	169,559	185,657
Pre-tax adjusted earnings (2)	68,923	68,841	63,688	59,362	57,524
Net income	32,302	25,595	23,210	19,221	30,202
Net income per common share – Basic	$0.82	$0.63	$0.61	$0.51	$0.82
Net income per common share – Diluted	$0.66	$0.52	$0.50	$0.41	$0.65

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.50%	3.51%	3.55%	3.45%	3.37%
Non-interest income to average assets	1.50%	1.26%	1.19%	1.11%	1.72%
Non-interest expense to average assets	2.97%	2.89%	2.99%	2.94%	2.72%
Net overhead ratio (2) (3)	1.47%	1.63%	1.80%	1.83%	1.00%
Net overhead ratio - pre-tax adjusted earnings (2) (3)	1.52%	1.46%	1.58%	1.62%	1.56%
Efficiency ratio - FTE (2) (4)	63.67%	65.63%	68.24%	69.99%	57.21%
Efficiency ratio - pre-tax adjusted earnings (2) (4)	63.48%	61.38%	62.31%	64.76%	63.69%
Return on average assets	0.77%	0.63%	0.59%	0.48%	0.77%
Return on average common equity	7.57%	6.08%	5.90%	4.87%	7.94%
Average total assets	$16,705,429	$16,319,207	$15,835,350	$16,014,209	$15,526,427
Average total shareholders’ equity	1,736,740	1,695,440	1,564,662	1,531,936	1,507,717
Average loans to average deposits ratio	89.3%	88.2%	88.1%	86.6%	85.0%
Average loans to average deposits ratio (including covered loans)	93.8	93.4	93.5	91.9	90.7

Common Share Data at end of period:
Market price per common share	$37.57	$35.50	$35.79	$28.05	$25.81
Book value per common share (2)	$37.25	$35.86	$35.25	$34.23	$33.92
Tangible common book value per share (2)	$28.93	$27.69	$27.57	$26.72	$26.47
Common shares outstanding	36,411,382	36,340,843	36,289,380	35,978,349	35,924,066
Other Data at end of period:(8)
Leverage Ratio(5)	10.2%	10.2%	10.5%	9.4%	9.6%
Tier 1 Capital to risk-weighted assets (5)	12.3%	12.2%	12.7%	11.8%	11.9%
Total capital to risk-weighted assets (5)	13.5%	13.4%	13.9%	13.0%	13.2%
Tangible common equity ratio (TCE) (2) (7)	7.4%	7.4%	7.5%	7.5%	7.4%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.4%	8.4%	8.6%	7.8%	7.7%
Allowance for credit losses (6)	$124,914	$124,823	$124,101	$123,612	$132,051
Non-performing loans	117,891	120,920	113,621	120,084	133,976
Allowance for credit losses to total loans (6)	1.09%	1.11%	1.16%	1.17%	1.29%
Non-performing loans to total loans	1.03%	1.08%	1.06%	1.14%	1.30%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	7	7	7
Banking offices	109	100	98	99	99

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Condition - 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2012	2012	2012	2011	2011
Assets
Cash and due from banks	$186,752	$176,529	$146,014	$148,012	$147,270
Federal funds sold and securities purchased under resale agreements	26,062	15,227	14,588	21,692	13,452
Interest-bearing deposits with other banks	934,430	1,117,888	900,755	749,287	1,101,353
Available-for-sale securities, at fair value	1,256,768	1,196,702	1,869,344	1,291,797	1,267,682
Trading account securities	635	608	1,140	2,490	297
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	80,687	92,792	88,216	100,434	99,749
Brokerage customer receivables	30,633	31,448	31,085	27,925	27,935
Mortgage loans held-for-sale, at fair value	548,300	511,566	339,600	306,838	204,081
Mortgage loans held-for-sale, at lower of cost or market	21,685	14,538	10,728	13,686	8,955
Loans, net of unearned income, excluding covered loans	11,489,900	11,202,842	10,717,384	10,521,377	10,272,711
Covered loans	657,525	614,062	691,220	651,368	680,075

Total loans	12,147,425	11,816,904	11,408,604	11,172,745	10,952,786
Less: Allowance for loan losses	112,287	111,920	111,023	110,381	118,649
Less: Allowance for covered loan losses	21,926	20,560	17,735	12,977	12,496

Net loans	12,013,212	11,684,424	11,279,846	11,049,387	10,821,641
Premises and equipment, net	461,905	449,608	434,700	431,512	412,478
FDIC indemnification asset	238,305	222,568	263,212	344,251	379,306
Accrued interest receivable and other assets	557,884	710,275	463,394	444,912	468,711
Trade date securities receivable	307,295	—	—	634,047	637,112
Goodwill	331,634	330,896	307,295	305,468	302,369
Other intangible assets	22,405	21,213	22,101	22,070	22,413

Total assets	$17,018,592	$16,576,282	$16,172,018	$15,893,808	$15,914,804

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,162,215	$2,047,715	$1,901,753	$1,785,433	$1,631,709
Interest bearing	11,685,750	11,009,866	10,764,100	10,521,834	10,674,299

Total deposits	13,847,965	13,057,581	12,665,853	12,307,267	12,306,008
Notes payable	2,275	2,457	52,639	52,822	3,004
Federal Home Loan Bank advances	414,211	564,301	466,391	474,481	474,570
Other borrowings	380,975	375,523	411,037	443,753	448,082
Secured borrowings - owed to securitization investors	—	360,825	428,000	600,000	600,000
Subordinated notes	15,000	15,000	35,000	35,000	40,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	412	19,025	—	47	73,874
Accrued interest payable and other liabilities	346,961	210,003	175,684	187,412	191,586

Total liabilities	15,257,292	14,854,208	14,484,097	14,350,275	14,386,617

Shareholders’ Equity:
Preferred stock	176,371	176,337	176,302	49,768	49,736
Common stock	36,647	36,573	36,522	35,982	35,926
Surplus	1,018,417	1,013,428	1,008,326	1,001,316	997,854
Treasury stock	(7,490)	(7,374)	(6,559)	(112)	(68)
Retained earnings	527,550	501,139	478,160	459,457	441,268
Accumulated other comprehensive income (loss)	9,805	1,971	(4,830)	(2,878)	3,471

Total shareholders’ equity	1,761,300	1,722,074	1,687,921	1,543,533	1,528,187

Total liabilities and shareholders’ equity	$17,018,592	$16,576,282	$16,172,018	$15,893,808	$15,914,804

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per share data)	2012	2012	2012	2011	2011
Interest income
Interest and fees on loans	$149,271	$144,100	$143,555	$143,514	$140,543
Interest bearing deposits with banks	362	203	248	696	917
Federal funds sold and securities purchased under resale agreements	7	6	12	33	28
Securities	7,691	10,510	11,847	12,574	12,667
Trading account securities	3	10	9	6	15
Federal Home Loan Bank and Federal Reserve Bank stock	649	641	604	591	584
Brokerage customer receivables	218	221	211	203	197

Total interest income	158,201	155,691	156,486	157,617	154,951

Interest expense
Interest on deposits	16,794	17,273	18,030	19,685	21,893
Interest on Federal Home Loan Bank advances	2,817	2,867	3,584	4,186	4,166
Interest on notes payable and other borrowings	2,024	2,274	3,102	2,804	2,874
Interest on secured borrowings - owed to securitization investors	795	1,743	2,549	3,076	3,003
Interest on subordinated notes	67	126	169	176	168
Interest on junior subordinated debentures	3,129	3,138	3,157	3,043	4,437

Total interest expense	25,626	27,421	30,591	32,970	36,541

Net interest income	132,575	128,270	125,895	124,647	118,410
Provision for credit losses	18,799	20,691	17,400	18,817	29,290

Net interest income after provision for credit losses	113,776	107,579	108,495	105,830	89,120

Non-interest income
Wealth management	13,252	13,393	12,401	11,686	11,994
Mortgage banking	31,127	25,607	18,534	18,025	14,469
Service charges on deposit accounts	4,235	3,994	4,208	3,973	4,085
Gains on available-for-sale securities, net	409	1,109	816	309	225
Gain on bargain purchases, net	6,633	(55)	840	—	27,390
Trading (losses) gains, net	(998)	(928)	146	216	591
Other	8,287	7,815	10,078	10,703	8,493

Total non-interest income	62,945	50,935	47,023	44,912	67,247

Non-interest expense
Salaries and employee benefits	75,280	68,139	69,030	66,744	61,863
Equipment	5,888	5,466	5,400	5,093	4,501
Occupancy, net	8,024	7,728	8,062	7,975	7,512
Data processing	4,103	3,840	3,618	4,062	3,836
Advertising and marketing	2,528	2,179	2,006	3,207	2,119
Professional fees	4,653	3,847	3,604	3,710	5,085
Amortization of other intangible assets	1,078	1,089	1,049	1,062	970
FDIC insurance	3,549	3,477	3,357	3,244	3,100
OREO expenses, net	3,808	5,848	7,178	8,821	5,134
Other	15,637	15,572	14,455	14,850	12,201

Total non-interest expense	124,548	117,185	117,759	118,768	106,321

Income before taxes	52,173	41,329	37,759	31,974	50,046
Income tax expense	19,871	15,734	14,549	12,753	19,844

Net income	$32,302	$25,595	$23,210	$19,221	$30,202

Preferred stock dividends and discount accretion	$2,616	$2,644	$1,246	$1,032	$1,032

Net income applicable to common shares	$29,686	$22,951	$21,964	$18,189	$29,170

Net income per common share - Basic	$0.82	$0.63	$0.61	$0.51	$0.82

Net income per common share - Diluted	$0.66	$0.52	$0.50	$0.41	$0.65

Cash dividends declared per common share	$0.09	$—	$0.09	$—	$0.09

Weighted average common shares outstanding	36,381	36,329	36,207	35,958	35,550
Dilutive potential common shares	12,295	7,770	7,530	8,480	10,551

Average common shares and dilutive common shares	48,676	44,099	43,737	44,438	46,101

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Period End Loan Balances - 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2012	2012	2012	2011	2011
Balance:
Commercial	$2,771,053	$2,673,181	$2,544,456	$2,498,313	$2,337,098
Commercial real estate	3,699,712	3,666,519	3,585,760	3,514,261	3,465,321
Home equity	807,592	820,991	840,364	862,345	879,180
Residential real-estate	376,678	375,494	361,327	350,289	326,207
Premium finance receivables - commercial	1,982,945	1,830,044	1,512,630	1,412,454	1,417,572
Premium finance receivables - life insurance	1,665,620	1,656,200	1,693,763	1,695,225	1,671,443
Indirect consumer (1)	77,378	72,482	67,445	64,545	62,452
Consumer and other	108,922	107,931	111,639	123,945	113,438

Total loans, net of unearned income, excluding covered loans	$11,489,900	$11,202,842	$10,717,384	$10,521,377	$10,272,711
Covered loans	657,525	614,062	691,220	651,368	680,075

Total loans, net of unearned income	$12,147,425	$11,816,904	$11,408,604	$11,172,745	$10,952,786

Mix:
Commercial	23%	23%	22%	22%	21%
Commercial real estate	30	31	32	31	32
Home equity	7	7	7	8	8
Residential real-estate	3	3	3	3	3
Premium finance receivables - commercial	16	15	13	13	13
Premium finance receivables - life insurance	14	14	15	15	15
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	95%	95%	94%	94%	94%
Covered loans	5	5	6	6	6

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Period End Deposits Balances - 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2012	2012	2012	2011	2011
Balance:
Non-interest bearing	$2,162,215	$2,047,715	$1,901,753	$1,785,433	$1,631,709
NOW	1,841,743	1,780,872	1,756,313	1,698,778	1,633,752
Wealth Management deposits (1)	979,306	954,319	933,609	788,311	730,315
Money Market	2,596,702	2,335,238	2,306,726	2,263,253	2,190,117
Savings	1,156,466	958,295	943,066	888,592	867,483
Time certificates of deposit	5,111,533	4,981,142	4,824,386	4,882,900	5,252,632

Total deposits	$13,847,965	$13,057,581	$12,665,853	$12,307,267	$12,306,008

Mix:
Non-interest bearing	16%	16%	15%	15%	13%
NOW	13	14	14	14	13
Wealth Management deposits (1)	7	7	7	6	6
Money Market	19	18	18	18	18
Savings	8	7	8	7	7
Time certificates of deposit	37	38	38	40	43

Total deposits	100%	100%	100%	100%	100%

(1)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2012	2012	2012	2011	2011
Net interest income	$133,076	$128,741	$126,361	$125,101	$118,828
Call option income	2,083	3,114	3,123	5,377	3,436

Net interest income including call option income	$135,159	$131,855	$129,484	$130,478	$122,264

Yield on earning assets	4.18%	4.25%	4.41%	4.36%	4.41%
Rate on interest-bearing liabilities	0.81	0.89	1.00	1.05	1.18

Rate spread	3.37%	3.36%	3.41%	3.31%	3.23%
Net free funds contribution	0.13	0.15	0.14	0.14	0.14

Net interest margin	3.50	3.51	3.55	3.45	3.37
Call option income	0.05	0.08	0.09	0.15	0.10

Net interest margin including call option income	3.55%	3.59%	3.64%	3.60%	3.47%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income - YTD Trends)

	Nine Months Ended September 30,	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Net interest income	$388,178	$463,071	$417,564	$314,096	$247,054
Call option income	8,320	13,570	2,235	1,998	29,024

Net interest income including call option income	$396,498	$476,641	$419,799	$316,094	$276,078

Yield on earning assets	4.28%	4.49%	4.80%	5.07%	5.88%
Rate on interest-bearing liabilities	0.90	1.23	1.61	2.29	3.31

Rate spread	3.38%	3.26%	3.19%	2.78%	2.57%
Net free funds contribution	0.14	0.16	0.18	0.23	0.24

Net interest margin	3.52	3.42	3.37	3.01	2.81
Call option income	0.08	0.10	0.02	0.02	0.33

Net interest margin including call option income	3.60%	3.52%	3.39%	3.03%	3.14%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2012	2012	2012	2011	2011
Liquidity management assets	$2,565,151	$2,781,730	$2,756,833	$3,051,850	$3,083,508
Other earning assets	31,142	30,761	30,499	28,828	28,834
Loans, net of unearned income	11,922,450	11,300,395	10,848,016	10,662,516	10,200,733
Covered loans	597,518	659,783	667,242	652,157	680,003

Total earning assets	$15,116,261	$14,772,669	$14,302,590	$14,395,351	$13,993,078

Allowance for loan and covered loan losses	(138,740)	(134,077)	(131,769)	(137,423)	(128,848)
Cash and due from banks	185,435	152,118	143,869	130,437	140,010
Other assets	1,542,473	1,528,497	1,520,660	1,625,844	1,522,187

Total assets	$16,705,429	$16,319,207	$15,835,350	$16,014,209	$15,526,427

Interest-bearing deposits	$11,261,184	$10,815,018	$10,481,822	$10,563,090	$10,442,886
Federal Home Loan Bank advances	441,445	514,513	470,345	474,549	486,379
Notes payable and other borrowings	426,716	422,146	505,814	468,139	461,141
Secured borrowings - owed to securitization investors	176,904	407,259	514,923	600,000	600,000
Subordinated notes	15,000	23,791	35,000	38,370	40,000
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$12,570,742	$12,432,220	$12,257,397	$12,393,641	$12,279,899

Non-interest bearing deposits	2,092,028	1,993,880	1,832,627	1,755,446	1,553,769
Other liabilities	305,919	197,667	180,664	333,186	185,042
Equity	1,736,740	1,695,440	1,564,662	1,531,936	1,507,717

Total liabilities and shareholders’ equity	$16,705,429	$16,319,207	$15,835,350	$16,014,209	$15,526,427

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Yield earned on:
Liquidity management assets	1.41%	1.69%	1.90%	1.85%	1.87%
Other earning assets	2.83	3.04	2.96	2.90	2.98
Loans, net of unearned income	4.57	4.64	4.77	4.78	4.97
Covered loans	8.25	8.50	8.98	9.20	7.54

Total earning assets	4.18%	4.25%	4.41%	4.36%	4.41%

Rate paid on:
Interest-bearing deposits	0.59%	0.64%	0.69%	0.74%	0.83%
Federal Home Loan Bank advances	2.54	2.24	3.06	3.50	3.40
Notes payable and other borrowings	1.89	2.17	2.47	2.38	2.47
Secured borrowings - owed to securitization investors	1.79	1.72	1.99	2.03	1.99
Subordinated notes	1.75	2.10	1.91	1.79	1.65
Junior subordinated notes	4.91	4.97	5.01	4.77	6.96

Total interest-bearing liabilities	0.81%	0.89%	1.00%	1.05%	1.18%

Interest rate spread	3.37%	3.36%	3.41%	3.31%	3.23%
Net free funds/contribution	0.13	0.15	0.14	0.14	0.14

Net interest income/Net interest margin	3.50%	3.51%	3.55%	3.45%	3.37%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Income - 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2012	2012	2012	2011	2011
Brokerage	$6,355	$6,396	$6,322	$5,960	$6,108
Trust and asset management	6,897	6,997	6,079	5,726	5,886

Total wealth management	13,252	13,393	12,401	11,686	11,994

Mortgage banking	31,127	25,607	18,534	18,025	14,469
Service charges on deposit accounts	4,235	3,994	4,208	3,973	4,085
Gains on available-for-sale securities, net	409	1,109	816	309	225
Gain on bargain purchases, net	6,633	(55)	840	-	27,390
Trading (losses) gains, net	(998)	(928)	146	216	591
Other:
Fees from covered call options	2,083	3,114	3,123	5,377	3,436
Bank Owned Life Insurance	810	505	919	681	351
Administrative services	825	823	766	789	784
Miscellaneous	4,569	3,373	5,270	3,856	3,922

Total other income	8,287	7,815	10,078	10,703	8,493

Total Non-Interest Income	$62,945	$50,935	$47,023	$44,912	$67,247

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2012	2012	2012	2011	2011
Salaries and employee benefits:
Salaries	$40,173	$37,237	$37,933	$36,676	$36,633
Commissions and bonus	24,041	19,388	16,802	19,263	14,984
Benefits	11,066	11,514	14,295	10,805	10,246

Total salaries and employee benefits	75,280	68,139	69,030	66,744	61,863
Equipment	5,888	5,466	5,400	5,093	4,501
Occupancy, net	8,024	7,728	8,062	7,975	7,512
Data processing	4,103	3,840	3,618	4,062	3,836
Advertising and marketing	2,528	2,179	2,006	3,207	2,119
Professional fees	4,653	3,847	3,604	3,710	5,085
Amortization of other intangible assets	1,078	1,089	1,049	1,062	970
FDIC insurance	3,549	3,477	3,357	3,244	3,100
OREO expenses, net	3,808	5,848	7,178	8,821	5,134
Other:
Commissions - 3rd party brokers	1,106	1,069	1,021	872	936
Postage	1,120	1,330	1,423	1,322	1,102
Stationery and supplies	954	1,035	919	1,186	904
Miscellaneous	12,457	12,138	11,092	11,470	9,259

Total other expense	15,637	15,572	14,455	14,850	12,201

Total Non-Interest Expense	$124,548	$117,185	$117,759	$118,768	$106,321

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Allowance for Credit Losses, excluding covered loans - 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2012	2012	2012	2011	2011
Allowance for loan losses at beginning of period	$111,920	$111,023	$110,381	$118,649	$117,362
Provision for credit losses	18,192	18,394	15,154	16,615	28,263
Other adjustments	(534)	(272)	(238)	—	—
Reclassification from/(to) allowance for unfunded lending-related commitments	626	175	152	171	(66)

Charge-offs:
Commercial	3,315	6,046	3,262	6,377	8,851
Commercial real estate	17,000	9,226	8,229	13,931	14,734
Home equity	1,543	1,732	2,590	1,876	1,071
Residential real estate	1,027	388	175	1,632	926
Premium finance receivables - commercial	886	744	837	1,479	1,738
Premium finance receivables - life insurance	—	3	13	—	31
Indirect consumer	73	33	51	56	24
Consumer and other	93	51	310	824	282

Total charge-offs	23,937	18,223	15,467	26,175	27,657

Recoveries:
Commercial	349	246	257	541	150
Commercial real estate	5,352	174	131	286	299
Home equity	52	171	162	5	32
Residential real estate	8	3	2	2	3
Premium finance receivables - commercial	191	153	277	204	159
Premium finance receivables - life insurance	15	18	21	—	—
Indirect consumer	25	21	30	37	75
Consumer and other	28	37	161	46	29

Total recoveries	6,020	823	1,041	1,121	747

Net charge-offs	(17,917)	(17,400)	(14,426)	(25,054)	(26,910)
Allowance for loan losses at period end	$112,287	$111,920	$111,023	$110,381	$118,649
Allowance for unfunded lending-related commitments at period end	12,627	12,903	13,078	13,231	13,402

Allowance for credit losses at period end	$124,914	$124,823	$124,101	$123,612	$132,051

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.44%	0.91%	0.49%	0.96%	1.60%
Commercial real estate	1.27	1.01	0.92	1.56	1.69
Home equity	0.73	0.76	1.15	0.85	0.47
Residential real estate	0.44	0.20	0.11	1.07	0.80
Premium finance receivables - commercial	0.14	0.14	0.15	0.35	0.42
Premium finance receivables - life insurance	—	—	—	—	0.01
Indirect consumer	0.25	0.07	0.13	0.12	(0.33)
Consumer and other	0.22	0.05	0.49	2.35	0.84

Total loans, net of unearned income, excluding covered loans	0.60%	0.62%	0.53%	0.93%	1.05%

Net charge-offs as a percentage of the provision for credit losses	98.49%	94.60%	95.20%	150.79%	95.21%
Loans at period-end	$11,489,900	$11,202,842	$10,717,384	$10,521,377	$10,272,711
Allowance for loan losses as a percentage of loans at period end	0.98%	1.00%	1.04%	1.05%	1.15%
Allowance for credit losses as a percentage of loans at period end	1.09%	1.11%	1.16%	1.17%	1.29%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Non-Performing Assets, excluding covered assets - 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2012	2012	2012	2011	2011
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—	$—	$—
Commercial real-estate	—	—	73	—	1,105
Home equity	—	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables - commercial	5,533	5,184	4,619	5,281	4,599
Premium finance receivables - life insurance	—	—	—	—	2,413
Indirect consumer	215	234	257	314	292
Consumer and other	—	—	—	—	—

Total loans past due greater than 90 days and still accruing	5,748	5,418	4,949	5,595	8,409

Non-accrual loans:
Commercial	17,711	30,473	19,835	19,018	24,836
Commercial real-estate	58,461	56,077	62,704	66,508	69,669
Home equity	11,504	10,583	12,881	14,164	15,426
Residential real-estate	15,393	9,387	5,329	6,619	7,546
Premium finance receivables - commercial	7,488	7,404	7,650	7,755	6,942
Premium finance receivables - life insurance	29	—	—	54	349
Indirect consumer	72	132	152	138	146
Consumer and other	1,485	1,446	121	233	653

Total non-accrual loans	112,143	115,502	108,672	114,489	125,567

Total non-performing loans:
Commercial	17,711	30,473	19,835	19,018	24,836
Commercial real-estate	58,461	56,077	62,777	66,508	70,774
Home equity	11,504	10,583	12,881	14,164	15,426
Residential real-estate	15,393	9,387	5,329	6,619	7,546
Premium finance receivables - commercial	13,021	12,588	12,269	13,036	11,541
Premium finance receivables - life insurance	29	—	—	54	2,762
Indirect consumer	287	366	409	452	438
Consumer and other	1,485	1,446	121	233	653

Total non-performing loans	$117,891	$120,920	$113,621	$120,084	$133,976
Other real estate owned	61,897	66,532	69,575	79,093	86,622
Other real estate owned - obtained in acquisition	5,480	6,021	6,661	7,430	10,302

Total non-performing assets	$185,268	$193,473	$189,857	$206,607	$230,900

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.64%	1.14%	0.78%	0.76%	1.06%
Commercial real-estate	1.58	1.53	1.75	1.89	2.04
Home equity	1.42	1.29	1.53	1.64	1.75
Residential real-estate	4.09	2.50	1.47	1.89	2.31
Premium finance receivables - commercial	0.66	0.69	0.81	0.92	0.81
Premium finance receivables - life insurance	—	—	—	—	0.17
Indirect consumer	0.37	0.51	0.61	0.70	0.70
Consumer and other	1.36	1.34	0.11	0.19	0.58

Total loans, net of unearned income	1.03%	1.08%	1.06%	1.14%	1.30%

Total non-performing assets as a percentage of total assets	1.09%	1.17%	1.17%	1.30%	1.45%

Allowance for loan losses as a percentage of total non-performing loans	95.25%	92.56%	97.71%	91.92%	88.56%